UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

QUALYS, INC.

(Name of Registrant as Specified In Its Charter)

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QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Wednesday, June 9, 2021

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

As part of our continuing precautions regarding the coronavirus (COVID-19), the 2021 Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held solely by means of remote communication on Wednesday, June 9, 2021, at 11:00 a.m. Pacific Daylight Time.

Stockholders may participate in the meeting only by logging in at:

www.virtualshareholdermeeting.com/QLYS2021

Stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

The annual meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class III directors to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

3.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in the proxy statement;

4.	To approve the Qualys, Inc. 2021 Employee Stock Purchase Plan and its material terms; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 12, 2021 as the record date for the meeting. Only stockholders of record of our common stock on April 12, 2021 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 22, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement for the 2021 annual meeting and our 2020 annual report to stockholders. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy statement and our annual report can also be accessed directly at www.proxyvote.com. All you have to do is enter the control number located on the Notice or your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in the annual meeting, we urge you to submit your vote via the Internet, telephone or mail in advance of the meeting. If you plan to participate in the annual meeting, please see the instructions in the accompanying proxy statement.

We appreciate your continued support of Qualys, Inc.

By order of the Board of Directors,

/s/ Sumedh Thakar

Sumedh Thakar

Director, Interim Chief Executive Officer,

President and Chief Product Officer

Foster City, California

April 22, 2021

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 9, 2021 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Qualys, Inc. (“we,” “Qualys,” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 9, 2021, at 11:00 a.m. Pacific Daylight Time, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/QLYS2021, where stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

On or about April 22, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2020 annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

How can I participate in the Annual Meeting?

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/QLYS2021 and enter your control number as indicated. You can find your control number on your Notice, proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 10:45 a.m. Pacific Daylight Time on June 9, 2021. The meeting will begin promptly at 11:00 a.m. Pacific Daylight Time on June 9, 2021. We encourage you to log into the virtual meeting platform and ensure you can hear streaming audio prior to the meeting start time.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.

If you wish to submit a question during the meeting, log into the virtual meeting platform, type your question into the ‘‘Ask a Question’’ field, and click ‘‘Submit.’’ Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, should be addressed to the appropriate party on the qualys.com website; these questions are not pertinent to meeting matters and, therefore, will not be answered at the Annual Meeting.

If you encounter any difficulties accessing the meeting, please call the technical support number that will be posted on the virtual meeting platform’s log in page.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2020 annual report to stockholders, primarily via the Internet. On or about April 22, 2021, we expect to mail to our stockholders the Notice, which contains instructions on how to access our proxy materials on the Internet, vote at the meeting, and request printed copies of the proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What matters am I voting on?

You will be voting on:

•	the election of two Class III directors to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;

•	a proposal to approve our 2021 Employee Stock Purchase Plan and its material terms; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	FOR each of the nominees for election as Class III directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	FOR the compensation of our named executive officers as described in this proxy statement; and

•	FOR the approval of our 2021 Employee Stock Purchase Plan and its material terms.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 12, 2021, the record date, may vote at the Annual Meeting. As of the record date, we had 39,191,859 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during the meeting at www.virtualshareholdermeeting.com/QLYS2021.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•

Via the Internet—Before the Annual Meeting. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 8, 2021. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

Via the Internet—During the Annual Meeting. You may vote live at the Annual Meeting through the virtual meeting platform by logging into www.virtualshareholdermeeting.com/QLYS2021. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 8, 2021. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 8, 2021, to be voted at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner, you should have received a Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

Can I change my vote?

Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone (only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Daylight Time on June 8, 2021, will be counted);

•

signing and returning a new proxy card with a later date to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 8, 2021;

•	delivering a written revocation to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 8, 2021; or

•	participating in the Annual Meeting live via the Internet and voting again.

Beneficial Owners. If you are a beneficial owner, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote or revoking your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at a meeting of stockholders for action to be taken at the meeting. Under our bylaws, the presence, live or represented by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast at the meeting, meaning that the individuals who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

•

Proposal No. 3: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

•	Proposal No. 4: The approval of our 2021 Employee Stock Purchase Plan and its material terms must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter. If stockholders do not approve Proposal No. 4, then the 2021 Employee Stock Purchase Plan will not become effective.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on the election of directors, the proposal to approve executive compensation or the proposal to approve our 2021 Employee Stock Purchase Plan and its material terms, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that

Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 23, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement for that meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder who (A) is a stockholder of record at the time of giving the required notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and (B) has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 6, 2022; and

•	not later than the close of business on March 8, 2022.

In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors” below.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investor.qualys.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Six of our directors are “independent” under the Nasdaq Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Philippe Courtot, a Class III director, will retire from our board of directors at the end of his current term and will not stand for reelection at the Annual Meeting. In light of Mr. Courtot’s retirement, our board of directors has resolved that the authorized number of directors will be decreased from eight (8) to seven (7) effective at the Annual Meeting.

The following table sets forth the names, ages as of April 22, 2021, and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors. Mr. Zangardi, who was appointed to the board by our other directors in June 2020, was initially suggested to our nominating and governance committee for consideration as a potential director by Philippe Courtot.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Jeffrey P. Hank (1)	III	60	Director	2010	2021	2024
Sumedh S. Thakar	III	45	Director, Interim Chief Executive Officer, President and Chief Product Officer	2021	2021	2024

Continuing Directors
Sandra E. Bergeron (1)(2)(3)	I	61	Lead Independent Director	2006	2022	—
General Peter Pace (2)(3)	II	74	Director	2009	2023	—
Wendy M. Pfeiffer (1)	II	54	Director	2019	2023	—
Kristi M. Rogers (3)	I	50	Director	2013	2022	—
John Zangardi (2)	II	60	Director	2020	2023	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee

Information Concerning Director Nominees

Jeffrey P. Hank has served as a director of our company since January 2010. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

Sumedh S. Thakar has served as a director of our company and as our Interim Chief Executive Officer since February 2021. Mr. Thakar has also served as our President since October 2019 and our Chief Product Officer since June 2014. From December 2010 to June 2014, Mr. Thakar served as our Vice President, Engineering. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager and Director of Engineering. Mr. Thakar holds a Bachelor of Computer Science degree from the University of Pune, India.

We believe that Mr. Thakar possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Product Officer and his knowledge of our company.

Information Concerning Continuing Directors

Sandra E. Bergeron has served as a director of our company since June 2006. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of F5 Networks and Sumo Logic, Inc. Ms. Bergeron previously served on the board of directors of ArcSight, Inc. until it was acquired by Hewlett-Packard Company in September 2010 and on the board of directors of Sophos Group Plc until it was acquired by a private equity firm in March 2020, and also served on the board of directors of TriCipher, Inc. from 2004 until 2010. Ms. Bergeron holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from Xavier University.

We believe that Ms. Bergeron possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a director of technology companies and her background in the venture capital industry.

General Peter Pace has served as a director of our company since May 2009. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the Joint Chiefs of Staff. Since October 2007, Gen. Pace has been a principal at Pace Ventures LLC. From February 2010 until its acquisition by Court Square Capital Partners and J. Eric Pike in December 2014, Gen. Pace served on the board of directors of Pike Electric Corporation. Since January 2011, Gen. Pace has served on the board of directors of AAR Corp. From November 2012 to February 2014, Gen. Pace served on the board of directors of LaserLock Technologies, Inc. From December 2012 until its acquisition by Oracle in June 2016, Gen. Pace served on the board of directors of Textura Corp. From January 2003 to January 2011, Gen. Pace served on the board of directors of Steve Myers and Associates Inc., and from June 2010 to June 2013, Gen. Pace served on the board of directors of Wi2Wi Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

We believe that Gen. Pace possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology and defense companies and his leadership experience.

Wendy M. Pfeiffer has served as a director of our company since August 2019. Ms. Pfeiffer has served as senior vice president and chief information officer of Nutanix, Inc., an enterprise cloud computing company, since January 2017. Previously, Ms. Pfeiffer served as chief information officer and vice president IT of GoPro, Inc., a maker of video and photo capture devices, from July 2015 to January 2017. Ms. Pfeiffer also served as senior director, IT shared services, of Robert Half International, a staffing and recruiting company, from February 2009 to June 2015. Ms. Pfeiffer holds a Bachelor of Science degree in Business Administration, Financial Accounting and Technology, from the University of Phoenix.

We believe that Ms. Pfeiffer possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience serving as chief information officer at technology companies.

Kristi M. Rogers has served as a director of our company since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. From March 2014 to December 2016, Ms. Rogers served as Managing Director, Chief Executive Officer and member of the board of directors of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers also served on the board of directors of Aspen Medical USA. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers also currently serves on the board of directors of Business Executives for National Security and is co-chair of the board of directors of Women’s Foreign Policy Group, both non-profit organizations. She serves on the board of directors of NowSecure, a private company providing mobile app security. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University and a Certificate for Cyber Security Risk Oversight from Carnegie Mellon University, and she graduated from Stanford’s Graduate School of Business Executive Education & Corporate Governance Program.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her executive experience and her expertise in the public service sector.

John Zangardi has served as a director of our company since June 2020. Dr. Zangardi has served as President of Redhorse Corporation, a technology services company delivering decision quality data to federal government customers, since June 2020. From November 2019 to May 2020, Dr. Zangardi served as Senior Vice President of Business Initiatives and Strategic Partnerships for the Civil Group at Leidos, Inc., a science, engineering and information technology company. From November 2017 to November 2019, Dr. Zangardi served as Chief Information Officer of the Department of Homeland Security, a presidentially appointed position, where he was responsible for overseeing IT and its related security and management for the Department. Prior to that, Dr. Zangardi first served as the Principal Deputy Chief Information Officer and later as the Acting Chief Information Officer of the Department of Defense, between October 2016 to November 2017. Dr. Zangardi also served as the Deputy Assistant Secretary of the Navy for Command, Control, Communications, Computers, Intelligence, Information Operations & Space from March 2011 to September 2016. A retired Naval Flight Officer, Dr. Zangardi served in a variety of command and staff assignments during his military career. Dr. Zangardi also currently serves on the board of directors of Forcepoint, a privately held software company. Dr. Zangardi holds a Bachelor of Science degree in Business Administration from the University of Scranton, a Master of Science degree in Finance from the Naval Postgraduate School, and a Doctor of Philosophy degree in Public Policy from George Mason University.

We believe that Dr. Zangardi possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as chief information officer for departments of the federal government and his background in the U.S. military.

Director Experience Matrix

The following graphic shows the number of our directors that have experience in the areas that our board of directors believes are important to have represented on the board.

Strategic Planning. For oversight of management’s development and implementation of strategic priorities.	Cybersecurity, Technology, and Information Security. For insight into key issues affecting our company.	Software Industry Experience. For experience with similar operational and financial models.

Audit/Financial Reporting. For oversight of our company’s audit function and preparation of financial statements.	Global Perspective. For insight into the many factors involved in overseeing management of our company’s global footprint.	Government, Public Policy, and Regulatory Affairs. For insight into the key role of regulatory issues and the government market in our sector.

Public Company Board Service and Corporate Governance. For knowledge of public company governance issues and policies to enhance our Board practices.	Risk Management. For oversight of risk management.	Human Capital Management and Succession Planning. For experience with managing and developing a rapidly growing employee base.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Bergeron, Mr. Hank, Gen. Pace, Ms. Pfeiffer, Ms. Rogers and Dr. Zangardi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

With respect to Gen. Pace, our board of directors specifically considered that Gen. Pace serves on the board of directors of Second Front Systems, Inc. and the terms and value of the Representative Agreement we have with Second Front Systems, Inc. Our board of directors has concluded that our relationship with Second Front Systems, Inc. is not a material relationship that would impede the exercise of independent judgment by Gen. Pace.

Leadership Structure

We do not have a policy on whether the roles of Chairperson of our board of directors and Chief Executive Officer should be separate. Our board believes it should be free to determine what is best for the Company at a given point in time. Until March 2021, Mr. Courtot served as both Chairman of the Board and our Chief Executive Officer. Mr. Courtot is currently our Chairman, but no longer serves as our Chief Executive Officer and will retire from our board of directors at the end of his current term, which expires at the Annual Meeting. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. Courtot’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors since 2000 and as our Chief Executive Officer from 2001 to 2021, Mr. Courtot is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.

Mr. Courtot possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Courtot brings company specific experience and expertise. Our board of directors believes that Mr. Courtot’s role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our board of directors intends to reevaluate its leadership structure after Mr. Courtot’s term expires at the Annual Meeting.

Lead Independent Director

Our board of directors has appointed Sandra E. Bergeron to serve as our lead independent director. As lead independent director, Ms. Bergeron presides over periodic meetings of our independent directors, serves as a liaison between Chairperson of our board of directors and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2020, our board of directors held 4 meetings (including regularly scheduled and special meetings), our audit committee held 8 meetings, our compensation committee held 4 meetings, and our nominating and governance committee held 2 meetings. Each director attended at least 75% of the total number of meetings of our board of directors and the committees of which he or she was a member during 2020.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Ms. Bergeron, Mr. Courtot, Ms. Pfeiffer and Ms. Rogers attended our 2020 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Ms. Bergeron, Mr. Hank and Ms. Pfeiffer, with Mr. Hank serving as Chair. The composition of our audit committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Each member of our audit committee meets the financial literacy requirements of the Nasdaq Stock Market listing standards. In addition, our board of directors has determined that Mr. Hank is an audit committee financial expert within the meaning of the rules and regulations of the SEC. Among other responsibilities, our audit committee:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	oversees procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards Nasdaq Stock Market. A copy of the audit committee charter is available on our website at http://investor.qualys.com.

Compensation Committee

Our compensation committee consists of Ms. Bergeron, Gen. Pace and Dr. Zangardi, with Ms. Bergeron serving as Chair. The composition of our compensation committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to the compensation of our executive officers. Among other responsibilities, our compensation committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at http://investor.qualys.com.

Nominating and Governance Committee

Our nominating and governance committee consists of Ms. Bergeron, Gen. Pace and Ms. Rogers, with Gen. Pace serving as Chair. The composition of our nominating and governance committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Among other responsibilities, our nominating and governance committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	reviews and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards Nasdaq Stock Market. A copy of the nominating and governance committee charter is available on our website at http://investor.qualys.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, Sandra E. Bergeron, General Peter Pace and John Zangardi served as members of our compensation committee. None of Ms. Bergeron, Gen. Pace or Dr. Zangardi is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Considerations in Evaluating Director Nominees

Our nominating and governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and governance committee will consider the current size and composition of our board of directors and the needs of our board and its committees. Some of the qualifications that our nominating and governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our nominating and governance committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and our nominating and governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and governance committee may consider the benefits of diverse viewpoints. Our nominating and governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. Notice must be received by us no earlier than February 6, 2022, and no later than March 8, 2022. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of the board may do so by writing to our board of directors or to the particular member of the board, and mailing the correspondence to: Qualys, Inc., Attention: General Counsel, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors or, if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The audit committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs, policies and practices and found no risks that would be reasonably likely to have a material adverse effect on the Company. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

2020 Director Compensation Table

The following table provides information regarding compensation paid by us to our non-employee directors during 2020. Directors who are also our employees receive no additional compensation for their service as a director. During 2020, one director, Philippe Courtot, was an employee. Mr. Courtot’s compensation is discussed in the “Executive Compensation” section of this proxy statement. We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Sandra E. Bergeron	73,000		199,386(3)	272,386
Jeffrey P. Hank	50,000		199,386(3)	249,386
Gen. Peter Pace	42,500		199,386(3)	241,886
Wendy M. Pfeiffer	38,000		199,386(3)	237,386
Kristi M. Rogers	34,000		199,386(3)	233,386
John Zangardi	19,327	(4)	399,139(5)	418,466

(1)

The dollar amounts reported in this column represent the grant date fair value of restricted stock unit awards granted in 2020. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021.

(2)	As of December 31, 2020, the aggregate number of shares of our common stock underlying unvested stock awards and outstanding option awards held by each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Option Awards
Sandra E. Bergeron	1,846	—
Jeffrey P. Hank	1,846	12,000
Gen. Peter Pace	1,846	—
Wendy M. Pfeiffer	5,056	—
Kristi M. Rogers	1,846	23,000
John Zangardi	3,871	—

(3)

On June 10, 2020, each of Ms. Bergeron, Mr. Hank, Gen. Pace, Ms. Pfeiffer and Ms. Rogers was granted an award of 1,846 restricted stock units, which vest on the earlier of (i) June 10, 2021 or (ii) the day before our 2021 annual meeting of stockholders, subject to the applicable director’s continued service to us.

(4)	Dr. Zangardi joined our board of directors on June 12, 2020. Accordingly, this reflects a pro-rata amount for his service on our board during 2020.
(5)

On June 12, 2020, Dr. Zangardi was granted an award of 3,871 restricted stock units, which vest in three equal annual installments on each of the first three anniversaries of July 1, 2020, subject to Dr. Zangardi’s continued service to us.

Non-Employee Director Compensation Program

Our compensation committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. Our compensation committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of our non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. Our current non-employee director compensation program was reviewed and approved in 2017 in connection with input from Compensia, an independent compensation advisor. In fiscal 2020, our compensation committee engaged Mercer as its compensation consultant. No changes have been made to our non-employee director compensation program since 2017. During 2020, our non-employee director compensation program consisted of equity and cash, as described below.

Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $420,000 (the “Initial Award”), which may be different from the award’s actual grant date fair value. An Initial Award will vest in three equal annual installments on each of the first three anniversaries of the first day of the month following the month that the director joins the board, subject to continued service as a director through each vesting date.

On the date of each annual meeting of stockholders, each non-employee director who has served on our board of directors for at least six months prior to such date will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $200,000 (the “Annual Award”), which may be different from the award’s actual grant date fair value. Annual Awards will vest on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” (as defined in our 2012 Equity Incentive Plan) of Qualys.

Cash Compensation

Our non-employee director compensation program provides that each year, each non-employee director will receive a cash retainer of $30,000 for serving on our board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the lead independent director is entitled to an additional cash retainer of $19,000.

The chairpersons and members of our board’s three standing committees are entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer	Member Retainer
Audit Committee	$20,000	$8,000
Compensation Committee	12,000	5,000
Nominating and Governance Committee	7,500	4,000

Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee. All retainers in cash are paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter. If a director did not serve in the applicable capacity for the full quarter, retainers are pro-rated.

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits our non-employee directors and executive officers from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers, in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each non-employee director is required to own a number of shares of our common stock with a value equal to at least five times the value of his or her annual retainer for service on our board of directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board of directors is currently composed of eight members. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2022 annual meeting and the term of the Class II directors expires at the 2023 annual meeting.

Mr. Courtot, a Class III director, will retire from our board of directors at the end of his current term and will not stand for reelection at the Annual Meeting. In light of Mr. Courtot’s retirement, our board of directors has resolved that the authorized number of directors will be decreased from eight (8) to seven (7) effective at the Annual Meeting.

Nominees

Our nominating and governance committee has recommended, and our board of directors has approved, Jeffrey P. Hank and Sumedh Thakar as nominees for election as Class III directors at the Annual Meeting. If elected, each of Mr. Hank and Mr. Thakar will serve as Class III directors until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees is a current Class III director and member of our board of directors. For information concerning the nominees, please see “Board of Directors and Corporate Governance” above.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Hank and Mr. Thakar. We expect that each of Mr. Hank and Mr. Thakar will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2021. Grant Thornton has audited our financial statements since 2005.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of the company and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2021. Our audit committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Grant Thornton, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Grant Thornton for the years ended December 31, 2019 and 2020.

	2019	2020
Audit Fees (1)	$1,291,901	$1,271,900
Audit-Related Fees (2)	21,054	—

	$1,312,955	$1,271,900

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.

(2)

Audit-Related fees consist of fees for professional services provided in connection with the issuance of our Service Organization Control Report, which provides assurance to our customers that we have adequate controls and safeguards over the processing of their data.

Auditor Independence

In 2020, there were no other professional services provided by Grant Thornton that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the section entitled “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 37 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Board Responsiveness: In addition to our ongoing dialogue with our stockholders on our strategy and value proposition, in 2020 we reached out to our top stockholders to discuss our 2020 compensation programs and other governance initiatives. These stockholders noted their support for our 2020 executive compensation. As such, we maintained the structure of our compensation program for 2021, including structuring all performance-based equity awards over a three-year period and using the free cash flow per share compound annual growth rate (CAGR) as the profitability metric for performance goals.

What we heard from stockholders	What we did
The time period for the measurement of performance-based equity awards should be at least three years	Structured all performance-based equity awards to be over a three-year period

The performance goals for our executives’ performance-based compensation should be based on free cash flow, taking into account equity dilution	Maintained profitability metric of free cash flow per share CAGR for performance goals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

APPROVAL OF THE QUALYS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

AND ITS MATERIAL TERMS

Introduction

On April 19, 2021, on the recommendation of the compensation committee, our board of directors unanimously adopted the Qualys, Inc. 2021 Employee Stock Purchase Plan (the “Plan”), subject to the approval of the stockholders of the Company. The Plan is a broad-based plan that provides an opportunity for eligible employees of the Company and its designated parents, subsidiaries and affiliates to purchase shares of the Company’s common stock (referred to herein as “shares”) through periodic payroll deductions at a discount from the then-current market price. The Plan does not provide for discretionary grants. If approved by the Company’s stockholders, a total of 600,000 shares will be made available for purchase under the Plan.

Stockholder Approval Requirement

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the Plan. Stockholders are requested in this Proposal No. 4 to approve the Plan in substantially the form attached hereto as Appendix A. If stockholders do not approve this Proposal No. 4, then the Plan will not become effective.

Approval of the Plan by the stockholders will enable the Company to offer a current market-competitive, broad-based stock purchase plan to employees of the Company and its subsidiaries and affiliates on a global basis. Our board of directors believes that the Plan is in the best interest of the Company and its stockholders because it will help us to attract, retain and reward eligible employees and strengthen the mutuality of interest between such employees and the Company’s stockholders.

Key Features of the Plan

The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan is attached to this Proxy Statement as Appendix A, and is incorporated herein by reference. For purposes of this Proposal No. 4, “Committee” means the compensation committee of our board or any properly delegated subcommittee of the compensation committee, and “Administrator” means the Committee or, subject to applicable law, a subcommittee of the Committee or one or more of the Company’s officers or management team appointed by our board of directors or the Committee to administer the day-to-day operations of the Plan.

Purpose of the Plan

The purpose of the Plan is to provide an opportunity for eligible employees of the Company and any parent, subsidiary or affiliate of the Company that has been designated by the Administrator (each, a “Designated Company”) to purchase shares of the Company at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such employees and the Company’s stockholders.

The rights granted under the Plan are intended to be treated as either (i) purchase rights granted under an “employee stock purchase plan,” as that term is defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., rights granted under a “Section 423 Offering”), or (ii) purchase rights granted under an employee stock purchase plan that is not subject to the requirements of Section 423 of the Code (i.e., rights granted under a “Non-423 Offering”). The Administrator has discretion to grant purchase rights under either a Section 423 Offering or a Non-423 Offering.

Shares Subject to Plan and Adjustments upon Changes in Capitalization

A total of 600,000 of the Company’s shares will be initially authorized and reserved for issuance under the Plan. Such shares may be authorized but unissued shares of common stock, treasury shares or shares of common stock purchased on the open market. Shares withheld to satisfy tax withholding obligations arising under the Plan will not reduce the number of shares available for purchase under the Plan.

In the event of any change affecting the number, class, value, or terms of the shares of common stock of the Company, resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of shares that may be delivered under the Plan (including numerical limits), the purchase price per share and the number of shares covered by each purchase right under the Plan that has not yet been exercised.

Administration

The Plan will be administered by the Committee, and subject to applicable law, any authority or responsibility that may be exercised by the Committee may alternatively be exercised by the Board. To the extent not prohibited by applicable laws, the Committee may delegate its authority to a subcommittee, one or more of the other parties comprising the Administrator or other persons or groups of persons, including to assist with the day-to-day administration of the Plan. The Administrator will have, among other authority, the authority to interpret, reconcile any inconsistency in, correct any default in and apply the terms of the Plan, to determine eligibility and adjudicate disputed claims under the Plan, to determine the terms and conditions of purchase rights under the Plan, to establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, to amend an outstanding right to purchase shares, and to make any other determination and take any other action desirable for the administration of the Plan. For purchase rights granted under a Section 423 Offering, the Administrator is authorized to adopt such rules and regulations for administering the Plan as it may deem necessary to comply with the requirements of Section 423 of the Code.

Non-U.S. Sub-Plans

The Administrator will also have the authority to adopt such sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside of the U.S. Such sub-plans may vary the terms of the Plan, other than with respect to the number of shares reserved for issuance under the Plan, to accommodate the requirements of local laws, customs and procedures for non-U.S. jurisdictions. For this purpose, the Administrator is authorized to adopt sub-plans for non-U.S. jurisdictions that vary the terms of the Plan regarding, without limitation, eligibility to participate, the definition of eligible pay, the dates and duration of offering periods or other periods during which participants may make contributions towards the purchase of shares, the method of determining the purchase price and the discount at which shares may be purchased, any minimum or maximum amount of contributions a participant may make in an offering period or other specified period under the applicable sub-plan, the handling of payroll deductions and the methods for making contributions by means other than payroll deductions, the treatment of purchase rights upon a corporate transaction (as defined in the Plan) or a change in capitalization of the Company, the establishment of bank, building society or trust accounts to hold contributions, the payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances.

Eligibility

Generally, any individual in an employee-employer relationship with the Company or a Designated Company is eligible to participate in the Plan and may participate by completing the online enrollment process or other procedures specified by the Administrator. As of April 12, 2021, approximately 1,564 employees, including all executive officers, were eligible to participate in the Plan.

However, the Administrator, in its discretion, may determine on a uniform basis for an offering that employees will not be eligible to participate if they: (i) have not completed at least two years of service since their last hire date (or such lesser period of time determined by the Administrator), (ii) customarily work not more than 20 hours per week (or such lesser period of time determined by the Administrator), (iii) customarily work not more than five months per calendar year (or such lesser period of time determined by the Administrator), (iv) are highly compensated employees within the meaning of Section 414(q) of the Code, or (v) are highly compensated employees within the meaning of Section 414(q) of the Code with compensation above a certain level or who are officers subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

No employee is eligible for the grant of any purchase rights under the Plan if, immediately after such grant, the employee would own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary or parent of the Company (including any shares which such employee may purchase under all outstanding purchase rights), nor will any employee be granted purchase rights to buy more than $25,000 worth of shares (determined based on the fair market value of the shares on the date the purchase rights are granted) under the Plan in any calendar year such purchase rights are outstanding.

Eligible employees who are citizens or residents of a jurisdiction outside the U.S. may be excluded from participation in the Plan if their participation is prohibited under local laws or if complying with local laws would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, eligible employees may be excluded from participation in the Plan or an offering if the Administrator has determined that participation of such eligible employees is not advisable or practicable for any reason.

Offering Periods

The Plan will be implemented by consecutive or overlapping offering periods, as specified by the Administrator, with a new offering period commencing on the first trading day of the relevant offering period and terminating on the last trading day of the relevant offering period. The Administrator will specify prior to the scheduled beginning of the applicable Offering Period (which may not have a duration exceeding 27 months): (i) the length of the Offering Period, (ii) the number of Purchase Periods that will be contained in an Offering Period, (iii) the length of each Purchase Period, and (iv) the dates on which an Offering Period and Purchase Period will commence and conclude.

The Administrator has the authority to establish the terms that will apply to the offering periods in accordance with the provisions described in the paragraph above without stockholder approval.

Additionally, to the extent that the Administrator establishes an offering period with multiple purchase periods or overlapping offering periods, the Administrator will have discretion to structure an offering period so that if the fair market value of a share on the first trading day of the offering period in which a participant is currently enrolled is higher than the fair market value of a share on the first trading day of any subsequent offering period, the Company will automatically enroll the participant in the subsequent offering period and will terminate his or her participation in the original offering period.

Payroll Deductions

Except as otherwise provided by the Administrator, up to a maximum of 15% of a participant’s “eligible pay” (as defined in the Plan) may be contributed by payroll deductions or other payments that the Administrator may permit a participant to make toward the purchase of shares during each purchase period. Once an eligible employee elects to participate in an offering period, then the participant will automatically participate in subsequent offering periods at the same contribution rate as was in effect in the prior offering period unless the participant elects to increase or decrease the contribution rate with respect to a subsequent offering period or withdraw, or is deemed to withdraw, from this Plan. A participant who is automatically enrolled in a subsequent offering period is not required to file any additional documentation in order to continue participation; provided, however, that participation in the subsequent offering period will be governed by the terms and conditions of the Plan in effect at the beginning of such offering period, subject to the participant’s right to withdraw from the Plan. A participant may elect to increase or decrease the rate of such contributions during any subsequent enrollment period, and any such new rate of contribution will become effective on the first day of the first purchase period following the completion of such form. Unless otherwise determined by the Administrator, during a purchase period, a participant may not increase or decrease contributions, except as follows. A participant may reduce the rate of his or her contributions to zero percent (0%) at any time during the purchase period, provided that any such reduction will result in the automatic withdrawal of the participant from the Plan, and the participant will not be eligible to participate in the Plan again until the next enrollment period.

Purchase Price

Unless otherwise determined by the Administrator prior to the commencement of an offering period and subject to adjustment in the event of certain changes in our capitalization, the purchase price per share at which shares are sold in an offering period under the Plan will not be less than 85% of the lesser of (i) the fair market value of the shares on the first trading day of the offering period, or (ii) the fair market value of the shares on the purchase date (i.e., the last trading day of the purchase period). The Administrator has authority to establish a different purchase price for any Section 423 Offering or Non-423 Offering, provided that the purchase price applicable to a Section 423 Offering complies with the provisions of Section 423 of the Code. As of April 12, 2021, the closing price of a share of our common stock on the Nasdaq Global Select Market was $105.48.

Purchase of Shares

Each purchase right will be automatically exercised on the applicable purchase date, and shares will be purchased on behalf of each participant by applying the participant’s contributions for the applicable purchase period to the purchase of shares at the purchase price in effect for that purchase date.

The maximum number of shares purchasable per participant during any single offering period may not exceed 500 shares (or such other limit as may be imposed by the Administrator), subject to adjustment in the event of certain changes in our capitalization.

Any amount remaining in a participant’s account that was not applied to the purchase of shares because it was insufficient to purchase a whole share will be carried forward for the purchase of shares during the following offering period. However, any amounts not applied to the purchase of shares during an offering period for any reason other than as described above will not be carried forward to any subsequent offering periods, and will instead by refunded, without interest, as soon as practicable after the purchase date, except as otherwise determined by the Administrator or required by applicable law.

Transferability

Purchase rights granted under the Plan are not transferable by a participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.

Withdrawals

A participant may withdraw from an offering period and receive a refund of contributions by submitting a notice of withdrawal, which must be received no later than the last day of the month immediately preceding the month of the purchase date or by such other deadline as may be prescribed by the Administrator. Upon receipt of such notice, deductions of contributions on behalf of the participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such participant will not be eligible to participate in the Plan until the next enrollment period. Amounts credited to the account of any participant who withdraws from an offering period, according to the procedures set forth in the Plan, within the time period prescribed by the Administrator will be refunded as soon as practicable, without interest, except as otherwise determined by the Administrator or required by applicable law.

Termination of Employment; Leave of Absence

If a participant ceases to be an eligible employee prior to a purchase date, contributions for the participant will be discontinued and any amounts credited to the participant’s account will be refunded as soon as practicable, without interest, except as otherwise provided by the Administrator or required by applicable law.

Subject to the discretion of the Administrator, if a participant is granted a paid leave of absence, the participant’s payroll deductions will continue and amounts credited to the participant’s account may be used to purchase shares as provided under the Plan. If a participant is granted an unpaid leave of absence, the participant’s payroll deductions will be discontinued and no other contributions will be permitted (unless otherwise determined by the Administrator on a uniform and nondiscriminatory basis for Section 423 Offerings or required by applicable law), but any amounts credited to the participant’s account may be used to purchase shares on the next applicable purchase date. Where the period of leave exceeds three months and the participant’s right to reemployment is not guaranteed by statute or by contract, for purposes of the Section 423 Offerings, the employment relationship will generally be deemed to have terminated three months and one day following the commencement of such leave.

Unless otherwise determined by the Administrator or required by applicable law, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company will not be treated as having terminated employment for purposes of participating in the Plan or an offering. However, if a participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering. The Administrator may establish additional or different rules to govern transfers of employment for purposes of participation in the Plan or an offering, consistent with the applicable requirements of Section 423 of the Code.

Corporate Transaction

In the event of a “Corporate Transaction” (as defined in the Plan), each outstanding purchase right will be equitably adjusted and assumed or an equivalent purchase right substituted by the successor company or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute the purchase right or is not a publicly traded corporation, the offering period then in progress will be shortened by setting a new purchase date before the date of the proposed Corporate Transaction, as of which date the offering period will end.

Term of the Plan; Amendment and Termination of Plan

The Plan will become effective upon its approval by the stockholders of the Company and will continue in effect until its expiration on the tenth anniversary thereof, unless terminated earlier by the Board, as described below. Any offering periods that are outstanding as of the expiration of the Plan will continue in effect in accordance with their terms through the final Purchase Period in the outstanding Offering Period.

The Board or the Committee may amend the Plan at any time, provided that if stockholder approval is required pursuant to the Code, securities laws or regulations, or the rules or regulations of the securities exchange on which the Company’s shares are listed or traded, then no such amendment will be effective unless approved by the Company’s stockholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an offering period in connection with a spin-off or similar corporate event. Upon termination of the Plan, all contributions will cease, all amounts credited to a participant’s account will be equitably applied to the purchase of whole shares then available for sale, and any remaining amounts will be promptly refunded, without interest (unless required by applicable law), to the participants.

U.S. Federal Income Tax Information

The following summary briefly describes the general U.S. federal income tax consequences of purchase rights under the Plan for participants who are tax resident in the U.S., current as of April 12, 2021, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Plan should consult their own professional tax advisors regarding the taxation of purchase rights under the Plan. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in countries other than the U.S. does not generally correspond to U.S. federal tax laws, and is not covered by the summary below.

U.S. Federal Income Tax Information for Section 423 Offerings

Rights to purchase shares granted under a Section 423 Offering are intended to qualify for favorable federal income tax treatment available to purchase rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. If the shares are disposed of within two years from the purchase right grant date (i.e., the beginning of the offering period) or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the shares on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the shares purchased under the Plan are sold (or otherwise disposed of) more than two years after the purchase right grant date and more than one year after the shares are transferred to the participant, then the lesser of (i) the excess of the sale price of the shares at the time of disposition over the purchase price, and (ii) the excess of the fair market value of the shares as of the purchase right grant date over the purchase price (determined as of the first day of the offering period) will be treated as ordinary income. If the sale price is less than the purchase price, no ordinary income will be reported. The amount of any such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be long-term capital gain or loss.

The Company (or applicable Designated Company) generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to any applicable limitations under the Code. In other cases, no deduction is allowed.

U.S. Federal Income Tax Information for Non-423 Offerings

If the purchase right is granted under a Non-423 Offering, then the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

The Company (or applicable Designated Company) generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income recognized by the participant as a result of such disposition, subject to any applicable limitations under the Code. For U.S. participants, FICA/FUTA taxes will generally be due in relation to ordinary income earned as a result of participation in a Non-423 Offering.

New Plan Benefits

The benefits to be received pursuant to the Plan by the Company’s officers and employees are not currently determinable as they will depend on the purchase price of our shares in offering periods after the implementation of the Plan, the market value of our common stock on various future dates, the amount of contributions that eligible officers and employees elect to make under the Plan and similar factors. As of the date of this Proxy Statement, no officer or employee has been granted any purchase rights under the proposed Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE QUALYS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN AND ITS MATERIAL TERMS.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of our board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules of the SEC. The audit committee operates under a written charter approved by our board of directors, which is available on our website at http://investor.qualys.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the financial reporting process of the Company, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•

discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to our board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffrey P. Hank (Chair)

Sandra E. Bergeron

Wendy M. Pfeiffer

CORPORATE SOCIAL RESPONSIBILITY

We are a pioneer and leading provider of a cloud-based platform delivering information technology (IT), security and compliance solutions. Our integrated suite of IT, security and compliance solutions delivered on our Qualys Cloud Platform enables our customers to: (1) identify and manage their IT assets across on-premises, endpoints, cloud, containers, and mobile environments; (2) collect and analyze large amounts of IT security data; (3) discover and prioritize vulnerabilities; (4) recommend and implement remediation actions; and (5) verify the implementation of such actions. This helps organizations protect their systems and applications from ever-evolving cyber-attacks and helps achieve compliance with internal policies and external regulations. Doing the right thing for our people, our communities and our environment engenders the trust of our customers, partners, employees and stockholders, enabling us to grow our business profitably and meet the diverse needs of our constituents. By engaging with our stockholders, we have demonstrated a growing trend toward more explicit integration of environmental and social factors into the investment process. Our board of directors believes that oversight of environmental, social and governance issues is a key responsibility of the entire board.

Environment and Sustainability

Qualys products, delivered via our multi-tenant cloud platform, are also sustainability-enabling for our customers. Our cloud-based solutions minimize the number of physical servers our customers have to deploy within their own environments, reducing energy consumption on their end. Qualys Cloud Apps, delivering rich content and dashboards visible on any device, also reduce paper and printing costs for our customers.

We also strongly believe in encouraging organizations to continually work toward improving their security posture. For the benefit of the community, in 2019 Qualys launched its Global IT Asset Discovery & Inventory application as a free service, which provides real-time visibility of known and unknown assets across a company’s global hybrid IT footprint. You cannot secure what you cannot see or do not know and, therefore, this free product enables all organizations to have a complete view of their managed and unmanaged assets across their entire IT infrastructure. We recognize that a healthy environment and safe workplaces are critical to our business, strategy and communities. We address environmental issues in an integrated manner to encompass protection of the environment as well as the health and safety of our workforce. For example, in response to the Coronavirus and the significant increases in remote workforces in March 2020, we released a free cloud-based remote endpoint protection solution for 60 days that allows IT and security teams to protect the computers of remote employees.

The environmental, health and safety systems, processes and tools in place across our footprint also enable us to meet or exceed governmental and industry requirements. We strive to build and operate energy-efficient networks and data centers as well as pursue sustainability initiatives that reduce energy, waste and materials consumption. We engage our employees and suppliers in our sustainability efforts.

We are committed to advancing supply chain responsibility and strive to enhance transparency and promote greater accountability in our own operations and with our suppliers. Qualys outsources product manufacturing and recycling to suppliers and vendors that follow the highest environmental standards in the industry, such as ISO 14001. We also prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold (also known as “conflict minerals”) that funds conflict in the Democratic Republic of the Congo (DRC) and adjoining countries, and we require that our suppliers source these minerals from socially responsible suppliers.

Social

We are proud to be a leader in the promotion and practice of diversity and inclusion, and our compensation committee oversees our human capital management practices. We take a holistic approach to our social strategy, striving to create a culture where talented people want to come to work, develop their careers, become leaders, and make a difference for all our stakeholders and communities. In March 2020, due to the outbreak of COVID-19, we mandated a work from home policy to protect our employees and our communities.

Our board is comprised of 57% gender and ethnically diverse directors, which is a result of a concerted effort by the board’s nominating and governance committee to identify strong candidates who provide a wide range of perspectives, competencies and knowledge to complement the board’s skills, diversity and experiences. Additionally, we are committed to working to ensure that no modern slavery or human trafficking is associated with our supply chains or with any part of our business. As part of our efforts, we participate in the following activities: (1) review procurement documentation to ensure it includes a requirement, as necessary, for our suppliers to confirm that they are not involved in modern slavery or human trafficking; (2) work to ensure that new suppliers declare that they are not involved in modern slavery or human trafficking; and (3) review our policies and training efforts to account for the requirements of the Modern Slavery Act of 2015.

Governance

We are committed to maintaining a strong corporate governance program that complies with all requirements, reflects best practices and continues to evolve as new expectations and opportunities emerge. Notable highlights include:

•

Our board of directors acts in the best interest of our company and our stockholders, and meets or exceeds evolving regulatory, stockholder, business and other requirements. Our board operates under Corporate Governance Guidelines, which together with board committee charters and our certificate of incorporation and bylaws, constitute the primary structure for governance of our company;

•	Six of our eight board members are independent;

•

Our board has three committees – audit, compensation, and nominating and governance – which are responsible for overseeing key strategy areas for us. Each committee’s responsibilities are clearly outlined in their respective charter documents; and

•

Our Code of Business Conduct and Ethics applies to all directors, officers, employees of Qualys and its subsidiaries. Agents and contractors of Qualys are also expected to read, understand and abide by this code.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 22, 2021. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Sumedh S. Thakar	45	Director, Interim Chief Executive Officer, President and Chief Product Officer
Joo Mi Kim	40	Chief Financial Officer
Bruce K. Posey	69	Vice President, General Counsel and Corporate Secretary

Sumedh S. Thakar is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his biography.

Joo Mi Kim has served as our Chief Financial Officer since June 2020. Ms. Kim rejoined us from Impact, a partnership automation technology company, where she served as Chief Financial Officer from September 2019 to June 2020. Ms. Kim previously served as Chief Financial Officer of Aera Technology, an enterprise cognitive technology company, from June 2018 to July 2019, and as Vice President, FP&A, Investor Relations and Operations at Qualys from June 2016 to June 2018. From July 2015 to June 2016, Ms. Kim was Senior Director of Finance at Zynga, a social gaming company. From 2014 to 2015, she was Director of Finance at Anaplan, a planning and performance management platform provider, and from 2012 to 2014, she was Vice President, Finance and Corporate Operations at mLab. Earlier in her career, Ms. Kim was an associate at Foros, an investment bank, from 2009 to 2012, and at J.P. Morgan from 2008 to 2009. Ms. Kim began her career as an economic consultant at Ernst & Young from 2003 to 2006. Ms. Kim holds a B.A. in Economics from the University of Chicago and an M.B.A. from the Wharton School of the University of Pennsylvania.

Bruce K. Posey has served as our Vice President and General Counsel since May 2012 and has been our Corporate Secretary since June 2012. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following executive officers are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers”:

Name	Position
Philippe F. Courtot (1)	Chairman and Former Chief Executive Officer (“CEO”)
Sumedh S. Thakar (2)	Director, Interim Chief Executive Officer, President and Chief Product Officer
Joo Mi Kim (3)	Chief Financial Officer
Bruce K. Posey	Vice President, General Counsel and Corporate Secretary
Melissa B. Fisher (4)	Former Chief Financial Officer

(1)

Mr. Courtot served as our CEO for all of 2020. Mr. Courtot took a leave of absence beginning in February 2021 due to health issues unrelated to COVID-19, and resigned as our CEO in March 2021 due to such health issues. He will retire from our board of directors and not stand for reelection at the Annual Meeting.

(2)	Mr. Thakar was appointed to our board of directors and as our Interim Chief Executive Officer, effective February 7, 2021, in conjunction with Mr. Courtot taking a leave of absence.
(3)	Ms. Kim was appointed as our Chief Financial Officer, effective June 29, 2020.
(4)	Ms. Fisher resigned from her position with us, effective May 29, 2020.

Overview

Business Highlights

We are a pioneer and leading provider of cloud-based platform delivering information technology (IT), security and compliance solutions that enable organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our cloud solutions address the growing IT, security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing, containers and serverless IT models, and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based IT, security and compliance solutions delivered in a single platform.

We intend to leverage our innovation, extensive expertise and position as a trusted provider of cloud-based IT, security and compliance solutions to continue to grow our revenues and maintain strong profitability. In 2020, we continued our business momentum and improved our financial performance despite the impacts of the COVID-19 pandemic, as set forth in the bullets and graphics below:

•	Revenues increased by 13% to $363.0 million, as compared to $321.6 million in 2019;

•	EPS increased by 34% to $2.24, as compared to $1.68 in 2019;

•	Non-GAAP EPS* increased by 25% to $2.87, as compared to $2.29 in 2019;

•

Adjusted EBITDA* (a non-GAAP financial measure) increased by 23% to $169.5 million, which represents 47% of our 2020 revenues, as compared to $138.3 million in 2019, which represents 43% of our 2019 revenues; and

•	Free cash flow per share* (a non-GAAP financial measure) increased by 16% to $3.68, as compared to $3.18 in 2019.

* Appendix B contains a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

2020 TSR Performance

Consistent with our pay-for-performance philosophy, our non-equity incentive plan pays cash compensation based on achievement of bookings, revenue growth and non-GAAP EPS. The compensation committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best support our annual operating plan and enhanced long-term value creation. In 2020, the non-equity incentive plan paid out at approximately 98.7% of target; we met or exceeded all of the performance targets, except for the bookings growth target for the first quarter.

Good Pay and Governance Practices

We maintain the following good executive pay and corporate governance policies and practices:

What we do
✓ We balance near- and long-term strategic objectives by providing a mix of cash and equity incentives
✓ We have caps on all executive non-equity incentive awards

✓  A substantial portion of our CEO’s equity awards is performance-based equity and the shares underlying the performance-based equity awards must be held (net of taxes) for three years from the award’s grant date (i.e., until all performance periods have concluded)

✓ We audit our incentive plan processes, results, and payments on a regular basis
✓ We hold an annual stockholder advisory vote to approve our named executive officers’ compensation and we engage with stockholders and respond to their feedback on our executive compensation programs
✓ We adopted stock ownership guidelines for our non-employee directors and executive officers
✓ We adopted a clawback policy for our former and current executive officers
✓ We prohibit hedging and pledging of our common stock by all directors, officers, employees and agents (such as consultants and independent contractors) of the company as well as related parties
✓ Our compensation committee is made up solely of independent directors and makes all executive compensation decisions
✓ We review our compensation committee charter on a regular basis

What we are not doing
× We do not offer material tax gross-ups to any of our named executive officers
× We do not pay dividends on unvested equity awards
× We do not offer special executive retirement plans to our named executive officers or other executives
× We do not guarantee salary increases for our named executive officers

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each element:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on individual and company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Non-Cash and Non-Equity Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Payments and Benefits	To promote the retention of our named executive officers

Overview of Stockholder Engagement Process

Engagement Prior to Annual Meeting	Annual Meeting
Seek feedback on matters for stockholder consideration Publish annual report and proxy statement, highlighting recent Board and Company activities

  Provide environment for direct engagement among Board members, senior management, and stockholders

  Opportunity for stockholders to ask questions about the Company

  Determine voting results for management and stockholder proposals

Off-Season Engagement and Evaluation of Best Practices	Post Annual Meeting

  Engage with stockholders and other stakeholders to better understand their viewpoints and inform discussions in the boardroom

  Evaluate potential changes to environmental, social, governance and executive compensation practices in light of stockholder feedback and review of practices

  Discuss vote outcomes in light of existing practices, as well as feedback received from stockholders during the proxy season

  Review corporate governance trends, recent regulatory developments and the Company’s own corporate governance documents, policies and procedures

  Determine topics for discussion during off-season stockholder engagement

Stockholder Engagement and Advisory Vote on Executive Compensation

Our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our named executive officers (“Say on Pay”) and stockholder feedback on our executive compensation program as part of its annual executive compensation review. In 2020, our Say on Pay proposal received 96% support and we continued to reach out to our stockholders to discuss our compensation programs. Based on this strong stockholder support and the positive feedback we received during our stockholder outreach, our compensation committee determined to maintain the parameters of our existing executive compensation program and policies. However, we continue to incorporate stockholder feedback into our compensation structure, as noted in the table below.

Board Responsiveness: Below is a summary of feedback we received from our stockholders during our 2020 outreach and the Board’s response.

What we heard from stockholders	What we did
The time period for the measurement of performance-based equity awards should be at least three years	Structured all performance-based equity awards to be over a three-year period

The performance goals for our executives’ performance-based compensation should be based on free cash flow, taking into account equity dilution	Maintained profitability metric of free cash flow per share compound annual growth rate (CAGR) for performance goals

In addition to our ongoing dialogue with our stockholders on our strategy and value proposition, in 2021 we reached out to our top 25 stockholders to discuss our 2021 compensation programs and other governance initiatives. These top 25 stockholders held approximately 62% of our outstanding stock (or 72% excluding stock held by Mr. Courtot) as of December 31, 2020. In 2021, we engaged with 10 stockholders (who held approximately 29% of our outstanding stock (or 33% excluding stock held by Mr. Courtot) as of December 31, 2020). These stockholders noted their support for our 2021 executive compensation.

Our outreach included 25 stockholders, who held 72% of our outstanding stock

(excluding shares held by Philippe Courtot) as of December 31, 2020

Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee operates under a written charter adopted by the committee and approved by our board of directors. The charter is available on our website. Each member of our compensation committee qualifies as (i) an “independent director” under the Nasdaq Stock Market requirements, and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act of 1934.

Our compensation committee oversees our overall compensation philosophy, compensation plans, and benefits programs. Our compensation committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, our compensation committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans and approves the grant of equity awards under our equity incentive plans. Our compensation committee also reviews on a periodic basis the operations of our executive compensation program to determine whether they are properly coordinated and achieving their intended purposes. If our compensation committee determines that any aspect of our executive compensation program yields payments and benefits that are not reasonably related to executive and corporate performance, the committee may take steps to modify the program.

Our compensation committee has authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2020, our compensation committee engaged Mercer (US) Inc. (Mercer), a third-party compensation consultant, to assist us with respect to the compensation of our executive officers, including our named executive officers.

Role of Compensation Consultant

In 2020, Mercer provided data on the compensation provided to executives in our compensation peer group and the market in general. The compensation peer group is selected on the basis of relevant industry, size, location and comparability of the business. This data was considered by our compensation committee in setting executive compensation in 2020. This process involved Mercer analyzing, reviewing and making recommendations to our compensation committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity awards) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. Mercer also provided support in refining our compensation program to respond to the feedback we received from our stockholders in 2020. In 2020, Mercer did not provide any services to us or receive any payments from us, except in its capacity as a consultant to our compensation committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the Nasdaq Stock Market, our compensation committee believes that its relationship with Mercer and the work of Mercer on behalf of the committee has not raised any conflicts of interest.

Role of Management

During 2020, Ms. Fisher (before her resignation on May 29, 2020), Ms. Kim (following her appointment as our Chief Financial Officer on June 29, 2020), Mr. Posey, and Rima Touma-Bruno, our Chief Human Resources Officer, typically attended our compensation committee’s meetings. Our compensation committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends the portions of a meeting during which decisions regarding his or her compensation are made.

Peer Companies

On an annual basis, our compensation committee approves a list of peer companies for the committee to use in conducting a competitive market analysis of executive officer compensation. To represent the market in which we compete for talent, we consider four primary company characteristics in determining the peer group each year:

1.	Size: Similarly-sized publicly-traded companies in terms of annual revenue and market capitalization.

2.	Industry: Software, Internet Services & Infrastructure, and Technology Hardware & Equipment GICS sub-industry.

3.	Growth: Companies with strong revenue growth and high market capitalization to revenue ratios.

4.	Location: Primarily companies in Northern California.

The following is a list of the public companies that our compensation committee approved as our compensation peer group in October 2019 that was used to set cash and equity compensation before July 2020:

Compensation Peer Group
AppFolio, Inc.	New Relic	Splunk Inc.
FireEye Inc.	Palo Alto Networks, Inc.	SPS Commerce, Inc.
Five9, Inc.	Proofpoint, Inc.	Tenable Holdings, Inc.
HubSpot, Inc.	Q2 Holdings, Inc.	Varonis Systems, Inc.
LogMeIn, Inc.	Rapid7, Inc.	Zendesk, Inc.

In April 2020 and again in July 2020, with the assistance of Mercer, our compensation committee reviewed our compensation peer group based on our peer group selection criteria. As there have been changes in the size, profitability, and comparative characteristics of the companies in our compensation peer group, our compensation committee decided to add CrowdStrike to our compensation peer group. The following is a list of the public companies that our compensation committee approved as our compensation peer group in July 2020 that was used to set cash and equity compensation beginning in July 2020:

Compensation Peer Group
AppFolio, Inc.	New Relic	Splunk Inc.
CrowdStrike Holdings, Inc.	Palo Alto Networks, Inc.	SPS Commerce, Inc.
FireEye Inc.	Proofpoint, Inc.	Tenable Holdings, Inc.
Five9, Inc.	Q2 Holdings, Inc.	Varonis Systems, Inc.
HubSpot, Inc.	Rapid7, Inc.	Zendesk, Inc.
LogMeIn, Inc.

	Revenue ($ in millions)	Market Capitalization ($ in millions)	Number of Employees (#)
75th Percentile	$1,030	$18,192	3,658
Median	$655	$6,818	1,847
25th Percentile	$403	$5,191	1,549
Qualys	$363	$4,755	1,498
Percentile Rank	22%	20%	23%

Use of Peer Data

Our compensation committee uses the compensation peer group and market data provided by Mercer (including custom cuts of survey data from Radford) to obtain a general understanding of compensation practices within our compensation peer group and the market in general. In setting the various elements of compensation for the named executive officers, our compensation committee reviewed base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Pay Mix

As shown in the charts below, a significant portion of the target total direct compensation for the named executive officers is at-risk variable pay (97.4% for the CEO and 93.5% for Messrs. Posey and Thakar, who were the named executive officers (other than the CEO) who were employed by us for all of 2020). For the chart showing the target total direct compensation of Messrs. Posey and Thakar, each figure was separately calculated for each named executive officer, and the percentages shown in the chart represent the average of the figures for the two named executive officers.

CEO 2020 TARGET COMPENSATION STRUCTURE	MESSRS. POSEY AND THAKAR AVERAGE 2020 TARGET COMPENSATION STRUCTURE

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2020.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s-length negotiation. Our compensation committee typically reviews and considers adjustments to our named executive officers’

base salaries on an annual basis. When doing so, our compensation committee considers factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

Our compensation committee reviewed our executive compensation program, including base salary for our named executive officers. The committee evaluated the peer group compensation data provided by Mercer and determined, based on its judgment, that we were providing target compensation below current market compensation. The compensation committee approved increases to the base salaries of our named executive officers effective as of November 1, 2020. Each named executive officer’s base salary during 2020 is listed in the table below.

Named Executive Officer	Base Salary at Start of 2020		Base Salary Effective November 1, 2020	% Change
Philippe F. Courtot	$412,000		$450,000	9%
Sumedh S. Thakar	379,000		400,000	6%
Joo Mi Kim	330,000	*	340,000	3%
Bruce K. Posey	313,000		330,000	5%
Melissa B. Fisher	361,000		—	—

*	Represents Ms. Kim’s base salary at the commencement of her employment with us on June 29, 2020.

The total base salaries paid to our named executive officers during 2020 are set forth in the section entitled “2020 Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

To motivate and reward our named executive officers to achieve our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to them based on meeting one or more corporate performance objectives. The objectives change from year to year as we grow and market conditions evolve and different priorities are established, but our compensation committee selects challenging goals that are achievable only by strong performance.

Our named executive officers participated in our 2020 Corporate Bonus Plan, which provides them with an opportunity to receive formula-based incentive amounts on a quarterly basis. Our compensation committee decided this was the most appropriate measure of time to determine achievement of short-term goals because it aligns with the time periods for which we give external guidance. Our named executive officers’ target bonus opportunities under the 2020 Corporate Bonus Plan are expressed as a percentage of each named executive officer’s base salary as of the last day of the applicable quarter. Ms. Kim’s percentage was determined through arm’s-length negotiation in connection with her hire. For the other named executive officers, their percentages have remained unchanged since 2016.

Each named executive officer’s target bonus opportunity is listed in the table below and represents the maximum amount that the named executive officer can receive under the 2020 Corporate Bonus Plan.

Named Executive Officer	Target (and Maximum) Bonus for 2020
Philippe F. Courtot	100%
Sumedh S. Thakar	50%
Joo Mi Kim	50%
Bruce K. Posey	50%
Melissa B. Fisher	50%

For 2020, the performance metrics used to determine bonuses continued to be (i) growth in our bookings for the applicable quarter over the same quarter of the prior year, (ii) growth in revenue from the same quarter in 2019 and (iii) non-GAAP earnings per diluted share, with all three metrics weighted equally. Our compensation committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best supported our annual operating plan and enhance long-term value creation.

These three metrics were calculated as follows:

•

Bookings was calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues were based on the amount of subscription contracted if the term is one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings growth measure is an internal measure and is a non-GAAP financial measure.

•	Revenue was determined in accordance with GAAP and set forth in our quarterly and annual financial statements.

•

Non-GAAP earnings per diluted share measure was calculated as GAAP net income less stock-based compensation expense, acquisition-related expenses (except for ordinary course advisory fees), and non-recurring charges under the 2020 Corporate Bonus Plan, divided by weighted average shares (diluted) for the applicable quarter.

For each of the three metrics, performance may be adjusted to remove the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs. These exclusions are intended so that performance can be evaluated on organic foreseeable results rather than extraordinary transactions outside the scope of the compensation committee’s forecasts. No adjustments were made in 2020.

The target award amounts for our named executive officers in each quarter of 2020 were as follows:

2020 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1 Target	Q2 Target	Q3 Target	Q4* Target	Total Target
Philippe F. Courtot	$103,000	$103,000	$103,000	$112,500	$421,500
Sumedh S. Thakar	47,375	47,375	47,375	50,000	192,125
Joo Mi Kim	—	—	41,250	42,500	83,750
Bruce K. Posey	39,125	39,125	39,125	41,250	158,625
Melissa B. Fisher	45,125	45,125	—	—	90,250

*	Q4 target is higher than earlier quarters as it reflects the base salary increases approved by the compensation committee effective November 1, 2020.

Each named executive officer’s bonus is paid as a percentage of his or her target incentive amount based on the weighted average of the payout percentages for each applicable measure. To be eligible for a quarterly bonus payment under our 2020 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

Based on the achievement against the applicable performance measures discussed below, the quarterly and aggregate actual amounts awarded to our named executive officers for 2020 were as follows:

2020 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Q1 Award Amount	Q2 Award Amount	Q3 Award Amount	Q4 Award Amount	Total Amount
Philippe F. Courtot	$97,644	$103,000	$103,000	$112,500	$416,144
Sumedh S. Thakar	44,912	47,375	47,375	50,000	189,662
Joo Mi Kim	—	—	41,250	42,500	83,750
Bruce K. Posey	37,091	39,125	39,125	41,250	156,591
Melissa B. Fisher	42,779	—	—	—	42,779

For each of the three equally-weighted measures, the payout percentage was capped at target (100%). Our compensation committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top-end performance. Payout could be zero if performance is below minimum levels for all three measures.

In April 2020, our compensation committee approved adjustments to the performance targets under the 2020 Corporate Bonus Plan for the second through fourth quarters, based on updates to our financial plan in light of the existing and potential effects of the COVID-19 pandemic. Our compensation committee determined that the initial 2020 Corporate Bonus Plan without any adjustment would not be a fair representation of performance and financial achievement and that an adjustment was necessary to promote retention by ensuring that our employees, including the named executive officers, still had meaningful and realistically attainable short-term incentive opportunities in light of the extraordinary circumstances presented by the COVID-19 pandemic and its impact on our business. The compensation committee expected a slowdown of new customer wins due to the impact of the COVID-19 pandemic and adjusted bookings growth, revenue growth, and Non-GAAP EPS accordingly. Our compensation committee deemed these adjustments to be in the best interests of our company and our stockholders because they would allow us to continue to motivate and reward our employees for achieving objectives that would drive increased stockholder value. Furthermore, despite the impacts of the pandemic, Qualys delivered strong total shareholder return that was up 46% for the fiscal year. In addition, there were no significant layoffs, salary reductions, or benefit reductions in fiscal 2020. All our employees also take part in the same Corporate Bonus Plan as our executive officers and are eligible to receive a bonus based upon the same metrics.

The original and adjusted performance targets for these quarters were as follows:

	Q2		Q3		Q4
	Original	Revised	Original	Revised	Original	Revised
Bookings Growth	16.2%	8.2%	16.0%	8.2%	18.0%	8.8%
Rev Growth	14.7%	12.3%	14.9%	10.0%	16.0%	9.4%
Non-GAAP EPS	$0.66	$0.67	$0.71	$0.63	$0.70	$0.56

The following table shows the level of achievement of each quarterly performance target under our 2020 Corporate Bonus Plan and the corresponding payout for each of these quarterly performance targets:

	Q1			Q2			Q3			Q4
	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout
Bookings Growth	13%	*	84.3%	8.2%	*	100%	8.2%	*	100%	8.8%	*	100%
Rev Growth	14.3%	14.5%	100%	12.3%	12.5%	100%	10.0%	12.6%	100%	9.4%	12.0%	100%
Non-GAAP EPS	$0.64	$0.65	100%	$0.67	$0.74	100%	$0.63	$0.77	100%	$0.56	$0.71	100%
Weighted Payout			94.8%			100%			100%			100%

*

With respect to actual bookings growth rate, as noted above, this is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm to the Company. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us.

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and to align the interests of our named executive officers with those of our stockholders. In 2020, we issued equity in the form of time-based restricted stock units (“RSUs”) to all of our named executive officers (including Mr. Courtot) and performance-based stock options to Mr. Courtot. RSUs serve to retain executive officers over the long term and align with our objective of long-term stockholder value creation. RSUs are less dilutive than stock options and provide a floor of certain value delivered even if the stock price declines (as an RSU would never be “out of the money,” unlike stock options).

Mr. Courtot’s performance-based options drive long-term stockholder value creation and more strongly aligns his interests with the interests of the Company and its stockholders. The performance-based options will provide significant value to Mr. Courtot only if the Company achieves specific operational goals since the options will vest and become exercisable only if these goals are achieved. The Company’s stockholders will realize additional value when Mr. Courtot pays the exercise price for shares he acquires by exercising the options. Therefore, Mr. Courtot will receive value from the options only if the value of the shares increases from the closing price of our common stock on the grant date of the options.

Each year, we evaluate granting equity awards to our named executive officers to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value. We consider factors such as:

•	the named executive officer’s performance, contributions, responsibilities, and experience;

•	the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives);

•	a compensation analysis performed by our human resources department and/or our independent compensation consultant;

•	compensation peer group and market data provided by our independent compensation consultant;

•	the equity award recommendations of management (except with respect to their own equity awards); and

•	and internal equity considerations.

We also periodically grant equity awards to new executive hires or in connection with a promotion and to recognize corporate and individual performance. The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing market conditions.

The equity awards granted to our named executive officers in 2020 are set forth in the sections entitled “2020 Summary Compensation Table” and “Grants of Plan-Based Awards in 2020 Table” below.

New Hire Grant

In July 2020, our compensation committee approved an initial new hire award of 37,894 RSUs to Ms. Kim. The RSU award had an intended value of $4,000,000, which was converted into a number of RSUs by dividing the intended value by the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date. The RSU award vests as to 1/16th of the RSUs on each quarterly anniversary of the RSU award’s vesting commencement date, subject to Ms. Kim’s continued service with us. The vesting of the RSU award would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Annual Equity Grants—Mr. Thakar, Ms. Kim and Mr. Posey

In 2020, our compensation committee determined that the equity awards for 2021 to be granted to our named executive officers (other than Mr. Courtot) should be in the form of RSUs. These RSUs vest over four years and serve to retain executive officers over a long-term period and align with our objective of long-term stockholder value creation. Our board of directors approved the equity awards to these named executive officers in October 2020.

The vesting of the RSUs granted to our named executive officers is subject to the applicable named executive officer’s continued service with us as of each vesting date. In addition, the vesting of these RSUs would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below. The number of shares of our common stock covered by these RSUs and their intended value at the time of grant is listed in the table below. The intended value of each award was converted into a number of RSUs by dividing the intended value by the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date ($98.67). Ms. Kim’s annual equity grant reflects her receipt of a new hire grant upon the commencement of her employment with us.

Named Executive Officer	RSUs (#)	Intended Value of RSUs ($)
Sumedh S. Thakar	81,079	8,000,000
Joo Mi Kim	10,135	1,000,000
Bruce K. Posey	32,432	3,200,000

Annual Equity Grants—Mr. Courtot

Based on the feedback from our stockholders, our compensation committee determined that the equity awards to be granted to Mr. Courtot should continue to be a mix of RSUs and performance-based stock options. Our board of directors approved the equity awards to Mr. Courtot in December 2020.

RSUs: The vesting of the RSUs granted to Mr. Courtot is subject to his continued service with us as of each vesting date. These RSUs vest over four years and serve to retain Mr. Courtot over a long-term period and align with our objective of long-term stockholder value creation.

Performance-based options: The performance-based options granted to Mr. Courtot will vest based on the compound annual growth rate of revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified. These metrics were set because our board of directors believes these criteria are best suited to drive creation of shareholder value.

In addition, the vesting of the RSUs and the performance-based options granted to Mr. Courtot would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below. The number of shares of our common stock covered by Mr. Courtot’s RSUs and performance-based options and their intended value at the time of grant are listed in the table below.

Named Executive Officer	RSUs	Intended Value of RSUs	Shares Subject to Performance-Based Options Vesting at Target Level of Performance	Intended Value of Performance- Based Options at Target Level of Performance
Philippe F. Courtot	69,401	$6,440,000	223,744	$7,560,000

For Mr. Courtot, the intended value of his RSU award was converted to a number of RSUs by dividing the intended value by the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date ($92.80), and the intended value of his performance-based options was converted to a number of options based on assumptions about the options’ grant date fair value (based on our valuation methods used consistent with our financial statement reporting).

Amendment of Performance Goals for Performance-Based Awards Granted to Mr. Courtot in 2018 and 2019

In December 2018, we granted to Mr. Courtot an equity award of performance-based restricted stock units (“PRSUs”) that included a tranche with a target number of 33,089 PRSUs that vest based on the compound annual growth rate of revenues (“Revenue CAGR”) for a three-year period from January 2019 through December 2021 and adjusted EBITDA margin for the 2021 fiscal year. In addition, in November 2019, we granted to Mr. Courtot an option to purchase 123,856 shares (at target level of achievement) of our common stock (the “3 Year Option”) that vests based on the Revenue CAGR for a three-year period from January 2020 through December 2022 and the compound annual growth rate of free cash flow per share (“FCF CAGR”) for the same three-year period. For this tranche of the PRSU award and this option (each, a “3-Year Performance Award”), the actual portion of each 3-Year Performance Award that vests is based on the lowest level of performance achievement for the two metrics that apply to the 3-Year Performance Award.

In June 2020, our board approved an amendment to each 3-Year Performance Award to (i) adjust the performance targets for the 3-Year Performance Award in light of the existing and potential effects of the COVID-19 pandemic and consistent with the adjustments to our operating plan in light of COVID-19 and (ii) change the method of determining performance achievement for the 3-Year Performance Award so that the actual portion of the 3-Year Performance Award that vests will be based on the average level of performance achievement for the two metrics that apply to the 3-Year Performance Award.

The adjusted performance targets for this tranche of the PRSU award granted to Mr. Courtot in December 2018 were based on Revenue CAGR between 16% and 21.5% and adjusted EBITDA margins between 37% and 42.4%. The adjusted performance targets for the option granted to Mr. Courtot in November 2019 were based on Revenue CAGR between 12% and 20% and FCF CAGR between 12% and 24%.

No additional awards were granted as a result of these adjustments. However, in accordance with SEC disclosure rules, the incremental increase in value of the amended awards as of the modification date must be disclosed in the in the sections entitled “2020 Summary Compensation Table” and “Grants of Plan-Based Awards in 2020 Table” below. The following supplemental tables show the value of the stock awards and option awards granted to Mr. Courtot in 2020 before and after these adjustments.

STOCK AWARD ACCOUNTING RECONCILIATION

Named Executive Officer	Grant Date Fair Value of December 2020 Stock Award(1)	Accounting Impact of June 2020 Modification to December 2018 Stock Award (2)	Total “Stock Awards” Reported in 2020 Summary Compensation Table
Philippe F. Courtot	$6,459,845	$3,573,943	$10,033,788

(1)	Represents the grant date fair value of the restricted stock unit award granted to Mr. Courtot in December 2020.
(2)

Represents the incremental fair value, calculated in accordance with SEC disclosure rules, associated with modifications to the outstanding performance-based restricted stock unit award held by Mr. Courtot originally granted in December 2018.

OPTION AWARD ACCOUNTING RECONCILIATION

Named Executive Officer	Grant Date Fair Value of December 2020 Option Award(1)	Accounting Impact of June 2020 Modification to November 2019 Option Award (2)	Total “Option Awards” Reported in 2020 Summary Compensation Table
Philippe F. Courtot	$7,593,402	$3,933,167	$11,526,569

(1)	Represents the grant date fair value of the performance-based option award granted to Mr. Courtot in December 2020 based upon the probable outcome of performance conditions.
(2)

Represents the incremental fair value, calculated in accordance with SEC disclosure rules, associated with modifications to the outstanding performance-based option award held by Mr. Courtot originally granted in November 2019.

Achievement of Performance Goals for PRSUs Granted to Mr. Courtot in 2018

The PRSU award granted to Mr. Courtot in December 2018 also included a tranche with a target number of 33,088 PRSUs that vest in three annual increments based on the achievement of goals related to revenue growth and adjusted EBITDA margin for each of the 2019, 2020, and 2021 fiscal years. As a result of the Company achieving revenue growth of 12.9% (compared to a target of 11.4% with maximum achievement at 12.4%) and adjusted EBITDA margin of 46.7% (compared to a target of 42.7% with maximum achievement at 44.7%) in 2020, Mr. Courtot vested in the maximum of 22,060 PRSUs from the 2020 tranche (which represents 200% of the 11,030 target number of PRSUs for this tranche). The performance targets for these awards were not adjusted.

Sign-on Bonus

Ms. Kim received a sign-on bonus of $20,000 upon her hiring on June 29, 2020. If Ms. Kim voluntarily terminates her employment within one year after the commencement of her employment with us, she will be required to repay to us the full amount of the sign-on bonus.

Retirement and Other Benefits

Our named executive officers participate in the same retirement plan as other U.S.-based full-time employees. We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We match 50% on the dollar up to the first 6% contributed with no vesting period, for our employees, including our named executive officers. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties or to make our named executive officers more efficient and effective and for recruitment, motivation, or retention purposes. Our compensation committee will approve and periodically review all future practices with respect to perquisites or other personal benefits.

Change in Control and Severance Benefits

Ms. Kim’s employment offer letter provides for certain protections in the event of termination of her employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provide for acceleration of vesting upon termination of their employment under specified circumstances or upon a change in control of the Company. We believe that these agreements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments Upon Termination or Change in Control” below.

Compensation Policies

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits directors, officers, employees and agents (such as consultants and independent contractors) of the company as well as related parties from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers (including our named executive officers), to more closely align their interests with the long-term interests of our stockholders. Shares of the company’s common stock (including shares beneficially owned) and vested and exercisable “in-the-money” stock options count towards satisfaction of the stock ownership levels. Each non-employee director and executive officer must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five years after becoming a non-employee director or executive officer, as applicable. In addition, all shares subject to performance-based vesting generally must be held and not disposed of for at least three years from the date of grant of the underlying award.

Named Executive Officer	Stock Ownership Requirement as a Multiple of Base Salary	In Compliance (Yes/No)
Philippe F. Courtot	5.0	Yes
Sumedh S. Thakar	3.0	Yes
Joo Mi Kim	3.0	*
Bruce K. Posey	3.0	Yes

*	Ms. Kim became an executive officer in June 2020 and has until June 2025 to satisfy her stock ownership requirement.

Clawback Policy

We have adopted a clawback policy that prevents an executive officer from benefiting from cash-based incentive compensation or performance-based equity compensation that was paid based on the achievement of performance results that were subsequently restated as a result of the officer’s misconduct. This policy helps foster and maintain a culture that emphasizes integrity and accountability. Our clawback policy permits us to require that any of our current or former officers who is (or was) subject to Section 16 of the Securities Exchange Act of 1934, as amended, repay certain cash-based incentive compensation or performance-based equity compensation to us if our compensation committee determines that such an officer’s actions caused or partially caused us to materially restate all or a portion of our financial statements.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer and certain of our other executive officers in any taxable year to $1 million per person.

An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018 (other than with respect to certain grandfathered arrangements) under the Tax Cuts and Jobs Act (the “Act”). Under the transition relief provisions of the

Act, it is possible that certain of the equity awards we granted prior to 2018 may be grandfathered and eligible to be excluded from the Section 162(m) deduction limits. Except for any equity awards that qualify for such transition relief provisions, compensation paid to any of our covered executives generally will not be deductible in 2020 or future years, to the extent that it exceeds $1 million.

While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our executives, our compensation committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our compensation committee intends to continue to compensate our executives in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers, which may include our named executive officers, may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and the company may forfeit a deduction on the amounts subject to this excise tax. Also, Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2020, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or 4999 or for any additional tax that he or she might owe as a result of the application of Section 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Accounting standards on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. The accounting standards also require us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

Our compensation committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our executive officers (including our named executive officers) focus on both short-term and long-term financial and operational performance. In addition, in 2020, our compensation committee had engaged Mercer to independently review our executive compensation program. Our compensation committee conducts an annual review of our executive compensation program to ensure that it continues to reward our executive officers (including our named executive officers) for creating short-term and long-term stockholder value without encouraging our executive officers to take excessive risks. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us. The risk mitigation features include:

•	Balance among short- and long-term incentives, cash and equity, fixed and variable pay

•	Multiple performance metrics as targets

•	Caps on pay

•	Clawback policy

•	Stock ownership

•	Holding period requirement for performance-based equity

•	Anti-hedging policies

•	Double-trigger change in control requirement

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021.

Respectfully submitted by the members of the compensation committee of the board of directors:

Sandra E. Bergeron (Chair)

General Peter Pace

John Zangardi

2020 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Philippe F. Courtot (3)	2020	418,333	11,526,569	(4)	10,033,788	(5)	416,144	3,517	(6)	22,398,351
Chairman and Former	2019	381,938	4,934,423	(7)	4,203,777		312,792	6,555		9,839,485
Chief Executive Officer	2018	375,000	—		8,310,345		285,753	127,990		9,099,085
Sumedh S. Thakar	2020	382,500	—		7,786,016		189,662	9,991	(8)	8,368,169
Director, Interim Chief	2019	335,125	—		6,536,835		137,094	12,361		7,021,415
Executive Officer, President and Chief Product Officer	2018	325,000	—		5,641,991		123,826	10,300		6,101,117
Joo Mi Kim (9)	2020	169,167	—		5,583,069		83,750	25,467	(10)	5,861,453
Chief Financial Officer
Bruce K. Posey	2020	315,833	—		3,114,445		156,591	7,722	(8)	3,594,591
Vice President, General	2019	282,125	—		2,772,037		115,459	7,468		3,177,089
Counsel and Corporate Secretary	2018	275,000	—		2,210,930		104,776	5,318		2,596,024
Melissa B. Fisher (11)	2020	192,071	—		—		42,779	6,324	(8)	241,173
Former Chief Financial	2019	331,750	—		4,013,744		135,821	13,028		4,494,343
Officer	2018	325,000	—		3,099,232		123,826	10,705		3,558,763

(1)	Option awards and restricted stock unit awards are shown at their aggregate grant date fair value as determined in accordance with FASB, ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021.
(2)	The amounts in this column reflect cash incentives earned under our Corporate Bonus Plan for the applicable year.
(3)

Mr. Courtot served as our Chief Executive Officer for all of 2020. Due to health issues unrelated to COVID-19, Mr. Courtot took a leave of absence beginning in February 2021 and resigned as our Chief Executive Officer in March 2021. He will retire from our board of directors and not stand for reelection at the Annual Meeting.

(4)

This amount represents (a) the grant date fair value of a performance-based option award granted to Mr. Courtot in December 2020 totaling $7,593,402 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $15,186,803), and (b) the incremental fair value, calculated in accordance with SEC disclosure rules, associated with modifications to an outstanding performance-based option held by Mr. Courtot totaling $3,933,167, which was modified as described above in the section entitled “Executive Compensation—Compensation Discussion and Analysis— Executive Compensation Program Components—Equity Compensation—Amendment of Performance Goals for Performance-Based Awards Granted to Mr. Courtot in 2018 and 2019.” The modification charge does not represent any newly granted awards.

(5)

This amount represents (a) the grant date fair value of a restricted stock unit award granted to Mr. Courtot in December 2020 totaling $6,459,845, and (b) the incremental fair value, calculated in accordance with SEC disclosure rules, associated with modifications to an outstanding performance-based restricted stock unit award held by Mr. Courtot totaling $3,573,943, which was modified as described above in the section entitled “Executive Compensation—Compensation Discussion and Analysis— Executive Compensation Program Components—Equity Compensation—Amendment of Performance Goals for Performance-Based Awards Granted to Mr. Courtot in 2018 and 2019.” The modification charge does not represent any newly granted awards.

(6)	Reflects a premium paid by Qualys for supplemental disability insurance.
(7)

Amount reported represents the value at the grant date based upon the probable outcome of performance conditions. If maximum performance is achieved for Mr. Courtot’s performance-based option award, the aggregate grant date fair value of such award is $9,868,846.

(8)	Reflects 401(k) matching contributions by Qualys and a premium paid by Qualys for supplemental disability insurance.
(9)	Ms. Kim joined Qualys on June 29, 2020.
(10)

Reflects a sign-on bonus of $20,000 (to be repaid upon voluntary termination within one year of hire date), $4,942 of 401(k) matching contributions by Qualys, and a $525 premium paid by Qualys for supplemental disability insurance.

(11)	Ms. Fisher left Qualys on May 29, 2020.

Grants of Plan-Based Awards in 2020 Table

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2020.

Name	Grant Date	Type of Award (1)		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
				Threshold ($)(2)	Target and Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Philippe F. Courtot	—	Bonus Plan		105,375	421,500	—	—		—	—	—	—	—
	12/10/20	RSUs		—	—	—	—		—	69,401	—	—	6,459,845
	12/10/20	Options		—	—	55,936	223,744	(4)	447,488	—	—	93.08	7,593,402
	—	Modified Option Award	(5)	—	—	—	—		—	—	—	—	3,933,167	(5)
	—	Modified RSU Award	(6)	—	—	—	—		—	—	—	—	3,573,943	(6)
Sumedh S. Thakar	—	Bonus Plan		48,031	192,125	—	—		—	—	—	—	—
	10/27/20	RSUs		—	—	—	—		—	81,079	—	—	7,786,016
Joo Mi Kim	—	Bonus Plan		20,938	83,750	—	—		—	—	—	—	—
	7/29/20	RSUs		—	—	—	—		—	37,894	—	—	4,609,805
	10/27/20	RSUs		—	—	—	—		—	10,135	—	—	973,264
Bruce K. Posey	—	Bonus Plan		39,656	158,625	—	—		—	—	—	—	—
	10/27/20	RSUs		—	—	—	—		—	32,432	—	—	3,114,445
Melissa B. Fisher	—	Bonus Plan		11,281	45,125	—	—		—	—	—	—	—

(1)

Awards granted under the “Bonus Plan” represent awards granted under our 2020 Corporate Bonus Plan. “RSUs” represent restricted stock unit awards granted under our 2012 Equity Incentive Plan. “Options” represent stock options granted under our 2012 Equity Incentive Plan.

(2)

Amounts reported in this column represent the payout under the 2020 Corporate Bonus Plan based on the minimum amounts payable for certain levels of performance for all three performance measures. Payout could be zero if performance is below minimum levels for all three measures.

(3)

Amounts reported in this column represent the grant date fair value of stock options and RSU awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the fair value of each option grant using the Black-Scholes-Merton option pricing model by the number of options granted.

(4)

This performance-based option was granted at target on the grant date. The option will vest based on the compound annual growth rate of revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified.

(5)

This amount represents the incremental fair value related to the modification of Mr. Courtot’s outstanding performance-based option and does not reflect a new equity grant. See the section entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation—Amendment of Performance Goals for Performance-Based Awards Granted to Mr. Courtot in 2018 and 2019.”

(6)

This amount represents the incremental fair value related to the modification of Mr. Courtot’s outstanding performance-based restricted stock unit award and does not reflect a new equity grant. See the section entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation—Amendment of Performance Goals for Performance-Based Awards Granted to Mr. Courtot in 2018 and 2019.”

Outstanding Equity Awards at 2020 Year-End Table

The following table presents, for each of our named executive officers, information regarding outstanding stock options held as of December 31, 2020.

Option Awards (1)
Named Executive Officer	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Philippe F. Courtot	12/10/2020 11/2/2019	— —	— —		223,744 123,856	(2) (3)	93.08 86.35	12/9/2030 11/1/2029
Sumedh S. Thakar	4/28/2016 7/30/2015 10/30/2014 8/1/2014 5/2/2014 10/31/2013	4/28/2016 7/30/2015 10/30/2014 6/1/2014 5/2/2014 10/31/2013	136,000 50,000 75,000 50,000 18,100 48,411	(4) (4) (4) (4) (4) (4)	— — — — — —		25.56 37.28 30.58 23.51 19.26 20.80	4/28/2026 7/29/2025 10/29/2024 7/31/2024 5/1/2024 10/30/2023
Bruce K. Posey	4/28/2016 6/6/2012	4/28/2016 5/21/2012	36,300 85,244	(4) (4)	— —		25.56 8.90	4/28/2026 6/5/2022

(1)	All stock options referenced in this table were granted under the 2012 Plan.
(2)

Shares subject to this stock option will vest based on the achievement of goals that are not market price goals but based on operating performance for the three-year period from January 2021 through December 2023. The number listed in the table represents the number of shares that vest upon achievement of the target level of the performance goal. 55,936 shares vest upon achievement of the threshold level of the performance goal, and 447,488 shares vest upon achievement of the maximum level of the performance goal.

(3)

Shares subject to this stock option will vest based on the achievement of goals that are not market price goals but based on operating performance for the three-year period from January 2020 through December 2022. The number listed in the table represents the number of shares that vest upon achievement of the target level of the performance goal. 30,964 shares vest upon achievement of the threshold level of the performance goal, and 247,712 shares vest upon achievement of the maximum level of the performance goal.

(4)	Each of these options was fully vested as of December 31, 2020.

The following table presents, for each of our named executive officers, information regarding outstanding stock awards held as of December 31, 2020.

Stock Awards (1)
Named Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Philippe F. Courtot	12/10/2020 11/2/2019 12/21/2018 12/21/2018 12/21/2018 10/27/2017 4/28/2017	69,401(3) 36,513(4) 33,089(5) 22,059(6) 31,641(7) 37,308(8) 22,286(9)	8,457,900 4,449,839 4,032,556 2,688,290 3,856,089 4,546,726 2,715,995
Sumedh S. Thakar	10/27/2020 10/24/2019 10/25/2018 10/27/2017 4/28/2017	81,079(3) 61,661(10) 33,552(11) 18,574(8) 9,433(9)	9,881,098 7,514,626 4,088,982 2,263,613 1,149,600
Joo Mi Kim	10/27/2020 7/29/2020	10,135(3) 35,526(12)	1,235,152 4,329,554
Bruce K. Posey	10/27/2020 10/24/2019 10/25/2018 10/27/2017 4/28/2017	32,432(3) 26,148(10) 11,734(11) 3,539(8) 1,479(9)	3,952,488 3,186,657 1,430,023 431,298 180,246

(1)	All stock awards referenced in this table are restricted stock units (RSUs) that were granted under the 2012 Plan.
(2)

Market value of shares or units of stock that have not vested is computed by multiplying (i) $121.87, the closing price on the Nasdaq Stock Market of our common stock on December 31, 2020, the last business day of 2020, by (ii) the number of shares or units of stock.

(3)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2021.
(4)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on March 1, 2020.
(5)	The RSUs will vest based on the achievement of goals that are not market price goals but based on operating performance goals for the three-year period from January 2019 through December 2021.
(6)	The RSUs will vest in three increments based on the achievement of goals that are not market price goals but based on operating performance goals for each of fiscal 2019, 2020 and 2021.
(7)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on April 1, 2019.
(8)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2018.
(9)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on August 1, 2017.
(10)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2020.
(11)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2019.
(12)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on October 1, 2020.

Option Exercises and Stock Vested in 2020 Table

The following table sets forth the number of shares of common stock acquired during 2020 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Philippe F. Courtot	500,000	34,852,507	122,977	11,954,326

Sumedh S. Thakar	44,400	3,839,762	84,281	8,323,521

Joo Mi Kim	—	—	2,368	231,022

Bruce K. Posey	—	—	24,726	2,447,226

Melissa B. Fisher	47,911	3,745,704	28,452	2,640,345

(1)

The value realized upon exercise was determined by multiplying (i) the number of shares of our common stock acquired on exercise by (ii) the difference between the closing price per share on the Nasdaq Stock Market of our common stock on the day of exercise and the exercise price per share.

(2)

The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the Nasdaq Stock Market of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2020.

Potential Payments Upon Termination or Change in Control

Philippe F. Courtot

Mr. Courtot was granted (i) on April 28, 2017, an award of 178,287 RSUs with a vesting commencement date of May 1, 2017, which was his annual refresh award for 2017, and (ii) on October 27, 2017, an award of 149,232 RSUs with a vesting commencement date of November 1, 2017, which was his annual refresh award for 2018. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Mr. Courtot’s continued service through each such date. Following a “change of control” (as defined in the respective RSU agreement) of Qualys, Mr. Courtot receives 100% vesting acceleration of the then-unvested portion of these awards, subject to his continued service through such transaction.

Mr. Courtot was granted on December 21, 2018, an award consisting of (i) 56,250 RSUs with a vesting commencement date of January 1, 2019, (ii) PRSUs (covering a target number of 33,089 PRSUs) that will vest based on achievement of goals related to revenue growth for a three-year period from January 2019 through December 2021 and adjusted EBITDA margin for the 2021 fiscal year, subject to Mr. Courtot’s continued service, and (iii) PRSUs (covering a target number of 33,088 PRSUs) that will vest in three increments based on the achievement of goals related to revenue growth and adjusted EBITDA margin for each of the 2019, 2020 and 2021 fiscal years, subject to Mr. Courtot’s continued service. The 56,250 RSUs are scheduled to vest in equal quarterly increments over four years following the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. This award of RSUs and PRSUs represented his annual refresh award for 2019. This award was granted pursuant to the 2012 Plan and an individual RSU agreement thereunder. If Mr. Courtot’s employment (i) is terminated by reason of death or disability or (ii) is terminated by the Company other than for “cause” (as defined in the RSU agreement) or he resigns for “good reason” (as defined in the RSU agreement) within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, then, in each case, 100% of the then-unvested RSUs and PRSUs subject to the award will accelerate (in the case of PRSUs, at target levels).

Mr. Courtot was granted on November 2, 2019, (i) an award of 48,683 RSUs with a vesting commencement date of December 1, 2019, and (ii) performance-based options covering a total of 123,856 shares at the target level of performance (or 247,712 shares at the maximum level of performance). These awards together represented his annual refresh award for 2020. Each of these awards were granted pursuant to the 2012 Plan and an individual RSU or stock option agreement thereunder. The 48,683 RSUs are scheduled to vest in equal quarterly increments over four years following the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. The performance-based options will vest based on the compound annual growth rate of revenues for a three-year period from January 2020 through December 2022 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified. If a “change in control” of the Company (as defined in the 2012 Plan) occurs during the performance period, then 100% of the target number of shares subject to the performance-based options will be scheduled to vest on January 1, 2023, subject to Mr. Courtot’s continued service through such date. If Mr. Courtot’s employment (i) is terminated by reason of death or disability or (ii) is terminated by Qualys other than for “cause” (as defined in the RSU agreement) or he resigns for “good reason” (as defined in the RSU agreement) within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, then, in each case, 100% of the then-unvested RSUs and 100% of the target number of shares subject to the performance-based options will accelerate.

Mr. Courtot was granted on December 10, 2020, (i) an award of 69,401 RSUs with a vesting commencement date of November 1, 2020, and (ii) performance-based options covering a total of 223,744 shares at the target level of performance (or 447,488 shares at the maximum level of performance). These awards together represented his annual refresh award for 2021. Each of these awards were granted pursuant to the 2012 Plan and an individual RSU or stock option agreement thereunder. The 69,401 RSUs are scheduled to vest in equal quarterly increments over four years following the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. The performance-based options will vest based on the compound annual growth rate of revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified. If a “change in control” (as defined in the 2012 Plan) of Qualys occurs during the performance period, then 100% of the target number of shares subject to the performance-based options will be scheduled to vest on January 1, 2024, subject to Mr. Courtot’s continued service through such date. If Mr. Courtot’s employment (i) is terminated by reason of death or disability or (ii) is terminated by Qualys other than for “cause” (as defined in the RSU agreement) or he resigns for “good reason” (as defined in the RSU agreement) within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, then, in each case, 100% of the then-unvested RSUs and 100% of the target number of shares subject to the performance-based options will accelerate.

Sumedh S. Thakar

Mr. Thakar was granted (i) on April 28, 2017, an award of 75,458 RSUs with a vesting commencement date of May 1, 2017, which was his annual refresh award for 2017, (ii) on October 27, 2017, an award of 74,295 RSUs with a vesting commencement date of November 1, 2017, which was his annual refresh award for 2018, (iii) on October 25, 2018, an award of 67,104 RSUs, with a vesting commencement date of November 1, 2018, which was his annual refresh award for 2019, (iv) on October 24, 2019, an award of 82,214 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020, and (v) on October 27, 2020, an award of 81,079 RSUs with a vesting commencement date of November 1, 2020, which was his annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Mr. Thakar’s continued service through each such date.

If, within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, Mr. Thakar’s employment is terminated by Qualys without “cause” (as defined in the respective RSU agreement), death or disability, or he resigns for “good reason” (as defined in the respective RSU agreement), then, in each case, subject to the execution of a release of claims, 50% of the then-unvested portion of each award set forth above will accelerate. If Mr. Thakar’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of the awards set forth in clauses (iii), (iv) and (v) above will accelerate.

Joo Mi Kim

Ms. Kim was granted (i) on July 29, 2020, an award of 37,894 RSUs with a vesting commencement date of July 1, 2020, which was her new hire award for 2020, and (ii) on October 27, 2020, an award of 10,135 RSUs with a vesting commencement date of November 1, 2020, which was her annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Ms. Kim’s continued service through each such date.

If, within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, Ms. Kim’s employment is terminated by Qualys other than for “cause” (as defined in the respective RSU agreement), death or disability, or she resigns for “good reason” (as defined in the respective RSU agreement), then, in each case, 100% of the then-unvested portion of each award will accelerate, pursuant to her offer letter agreement dated May 21, 2020 and the respective RSU agreements). If Ms. Kim’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of the award set forth in clause (ii) above will accelerate.

In addition, pursuant to Ms. Kim’s offer letter agreement, if her employment is terminated by Qualys without cause, she will be entitled to severance equal to 4 months of her base salary, subject to her entering into a severance agreement with and a general release of claims in favor of Qualys.

Bruce K. Posey

Mr. Posey was granted (i) on April 28, 2017, an award of 11,827 RSUs with a vesting commencement date of May 1, 2017, which was his annual refresh award for 2017, (ii) on October 27, 2017, an award of 14,153 RSUs, with a vesting commencement date of November 1, 2017, which was his annual refresh award for 2018, (iii) on October 25, 2018, an award of 23,468 RSUs, with a vesting commencement date of November 1, 2018, which was his annual refresh award for 2019, (iv) on October 24, 2019, an award of 34,864 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020, and (v) on October 27, 2020, an award of 32,432 RSUs with a vesting commencement date of November 1, 2020, which was his annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Mr. Posey’s continued service through each such date.

Upon a “change in control” (as defined in the 2012 Plan) of Qualys, Mr. Posey will receive 75% vesting acceleration of the then-unvested portion of the award granted on April 28, 2017, subject to his continued service through such transaction. If, within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, Mr. Posey’s employment is terminated by Qualys without “cause” (as defined in the respective RSU agreement), death or disability, or he resigns for “good reason” (as defined in the respective RSU agreement), then, in each case, subject to the execution of a release of claims, 50% of the then-unvested portion of each award set forth in clauses (ii), (iii), (iv) and (v) above will accelerate. If Mr. Posey’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of the awards set forth in clauses (iii), (iv) and (v) above will accelerate.

Estimated Payments Upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers, assuming the triggering event took place on December 31, 2020 (the last business day of 2020) and based on the $121.87 closing price per share of our common stock on the Nasdaq Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2020, the price per share of our common stock on the date of the triggering event may be higher or lower than $121.87 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below.

			Upon a Qualifying Termination of Employment
Named Executive Officer	Type of Benefit	Upon a Change of Control ($) (1)	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($) (1)(2)	Upon Disability or Death ($) (1)
Philippe F. Courtot (3)	Vesting Acceleration	7,262,721	—	34,325,629	34,325,629

	Total Termination Benefits	7,262,721	—	34,325,629	34,325,629

Sumedh S. Thakar	Vesting Acceleration	—	—	12,448,960	21,484,706

	Total Termination Benefits	—	—	12,448,960	21,484,706

Joo Mi Kim	Vesting Acceleration	—	—	5,564,706	1,235,152
	Base Salary Severance	—	113,333	113,333	—

	Total Termination Benefits	—	113,333	5,678,039	1,235,152

Bruce K. Posey	Vesting Acceleration	135,184	—	4,500,233	8,569,167

	Total Termination Benefits	135,184	—	4,500,233	8,569,167

(1)

The amounts listed represent the vesting acceleration benefits described above in the section entitled “Potential Payments Upon Termination or Change in Control” as of December 31, 2020. For RSUs and PRSUs, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the RSUs or PRSUs that are being accelerated (at target for PRSUs) by (ii) the closing sales price per share of our common stock on December 31, 2020 ($121.87). For options, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the options that are being accelerated by (ii) the difference between the closing sales price per share of our common stock on December 31, 2020 ($121.87) and the option’s exercise price per share.

(2)

If a named executive officer has a qualifying termination in connection with a change of control, he or she would also receive the vesting acceleration benefits in the column titled “Upon a Change of Control”. As a result, Total Termination Benefits for each named executive officer would be $41,588,350 for Mr. Courtot; $12,448,960 for Mr. Thakar; $5,678,039 for Ms. Kim; and $4,635,417 for Mr. Posey.

(3)

The compensation committee of our board of directors determined that Mr. Courtot’s termination of employment in March 2021 was a termination on account of disability. In accordance with the award agreements described above in the section entitled “Potential Payments Upon Termination or Change in Control—Philippe F. Courtot,” the outstanding and unvested portion of the awards granted to Mr. Courtot on December 21, 2018, November 2, 2019 and December 10, 2020 was 100% fully accelerated as of the date of his termination of employment.

CEO Pay Ratio

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Mr. Courtot, our Chairman and Chief Executive Officer in 2020, and the median annual total compensation of our employees (other than Mr. Courtot) for fiscal 2020:

1.	The median of the annual total compensation of all employees (other than Mr. Courtot) of the Company (including our consolidated subsidiaries) was $40,104.

2.	Mr. Courtot’s annual total compensation, as reported in the 2020 Summary Compensation Table included in this proxy statement, was $22,398,351.

3.	Based on the above, for 2020, the ratio of Mr. Courtot’s annual total compensation to the median of the annual total compensation of all employees other than Mr. Courtot was approximately 559 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. We determined the median of the annual total compensation of our employees (other than Mr. Courtot) as of December 31, 2020, at which time we (including our consolidated subsidiaries) had 1,497 full-time, part-time, and temporary employees, 407 of whom are U.S. employees, and 1,090 (or approximately 73% of our total employee population) of whom are located outside of the United States (7 in Australia, 3 in Brazil, 10 in Canada, 1 in Colombia, 1 in the Czech Republic, 32 in France, 13 in Germany, 3 in Hong Kong, 946 in India, 8 in Italy, 4 in Japan, 2 in Mexico, 9 in the Netherlands, 1 in the Philippines, 4 in Poland, 3 in Russia, 3 in Singapore, 2 in South Africa, 5 in Spain, 1 Saudi Arabia, 6 in the United Arab Emirates, and 26 in the United Kingdom).

In accordance with the permitted methodology for determining the “median employee”, we re-identified the “median employee” for the 2020 fiscal year due to the change in employee population. We excluded all non-U.S. employees (other than those located in France, Germany, India, and the United Kingdom) from our calculations under the de minimis exclusion to the extent the aggregate did not exceed 5% of our total employee population. We then compared the base salaries paid, bonuses earned, and equity awards granted to our 1,424 employees in the U.S., France, Germany, India, and the United Kingdom (which consisted of 407 U.S. employees and 1,017 non-U.S. employees) in 2020 to determine the median employee. Once we identified our median employee, we calculated the employee’s annual total compensation as though the median employee was reported in the 2020 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, yielding the median annual total compensation disclosed above. With respect to the annual total compensation of Mr. Courtot, we used the amount reported in the “Total” column in the 2020 Summary Compensation Table included in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 12, 2021 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 39,191,859 shares of common stock outstanding at April 12, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 12, 2021. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers:
Philippe F. Courtot (1)	5,604,245	14.2%
Joo Mi Kim (2)	6,181	*
Bruce K. Posey (3)	152,792	*
Sumedh S. Thakar (4)	408,332	1.0%
Melissa B. Fisher (5)	71,368	*
Non-Employee Directors:
Sandra E. Bergeron (6)	24,346	*
Jeffrey P. Hank (7)	22,425	*
Gen. Peter Pace (8)	11,860	*
Wendy M. Pfeiffer (9)	3,452	*
Kristi M. Rogers (10)	29,705	*
John Zangardi	—	—
All current directors and executive officers as a group (10 persons) (11)	6,263,338	15.6%
5% Stockholders:
BlackRock, Inc. (12)	4,628,732	11.8%
The Vanguard Group (13)	3,293,393	8.4%
Neuberger Berman Group LLC (14)	2,450,854	6.2%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 5,156,645 shares of common stock held by Mr. Courtot, (ii) 347,600 shares of common stock subject to options exercisable within 60 days of April 12, 2021, and (iii) 100,000 shares of common stock held by Freya Anne Eduarte as custodian under the Uniform Gifts to Minors Act for Mr. Courtot’s minor child.

(2)	Consists of (i) 5,548 shares of common stock held by Ms. Kim and (ii) 633 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021.
(3)

Consists of (i) 23,951 shares of common stock held by Mr. Posey, (ii) 7,297 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021, and (iii) 121,544 shares of common stock subject to options exercisable within 60 days of April 12, 2021.

(4)

Consists of (i) 29,060 shares of common stock held by Mr. Thakar, (ii) 23,761 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021, and (iii) 355,511 shares of common stock subject to options exercisable within 60 days of April 12, 2021.

(5)	Ms. Fisher left Qualys on May 29, 2020. The information provided is based on the last information known to Qualys.
(6)	Consists of (i) 22,500 shares of common stock held by Ms. Bergeron and (ii) 1,846 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021.
(7)

Consists of (i) 8,579 shares of common stock held by Mr. Hank, (ii) 1,846 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021, and (iii) 12,000 shares of common stock subject to options exercisable within 60 days of April 12, 2021.

(8)	Consists of (i) 10,014 shares of common stock held by Gen. Pace and (ii) 1,846 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021.
(9)	Consists of (i) 1,606 shares of common stock held by Ms. Pfeiffer and (ii) 1,846 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021.
(10)

Consists of (i) 4,859 shares of common stock held by Ms. Rogers, (ii) 1,846 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021, and (iii) 23,000 shares of common stock subject to options exercisable within 60 days of April 12, 2021.

(11)

Includes (i) 40,921 shares of common stock issuable upon vesting of RSUs within 60 days of April 12, 2021, and (ii) 859,655 shares of common stock subject to options exercisable within 60 days of April 12, 2021.

(12)

According to the information reported by BlackRock, Inc. (“BlackRock”) on a Schedule 13G/A filed on January 27, 2021, BlackRock beneficially owns an aggregate of 4,628,732 shares of our common stock, which consists of (i) 4,503,157 shares as to which it has sole voting power and (ii) 4,628,732 shares as to which it has sole dispositive power. The principal address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(13)

According to the information reported by The Vanguard Group (“Vanguard”) on a Schedule 13G/A filed on February 10, 2021, Vanguard beneficially owns an aggregate of 3,293,393 shares of our common stock, which consists of (i) 81,282 shares as to which it has shared voting power, (ii) 3,180,962 shares as to which it has sole dispositive power, and (iii) 112,431 shares as to which it has shared dispositive power. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(14)

According to the information reported by Neuberger Berman Group LLC (“Neuberger”) on a Schedule 13G/A filed on February 12, 2021, Neuberger beneficially owns an aggregate of 2,450,854 shares of our common stock, which consists of (i) 2,428,686 shares as to which it has shared voting power and (ii) 2,450,854 shares as to which it has shared dispositive power. The principal address of Neuberger is 1290 Avenue of the Americas, New York, NY 10104.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of last year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Certain Family Relationships

In 2020, Nicolas Courtot, son of Philippe Courtot, our Chairman and Former Chief Executive Officer, was employed by us as VP, Brand & Creative. During 2020, Nicolas Courtot earned total compensation of $378,583, consisting of base salary, bonus and equity compensation. In addition, Nicolas Courtot participated in our employee benefit plans and arrangements which are generally made available to other employees at his level, including employee equity incentive and benefit plans, including health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of Nicolas Courtot was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

The agreements and transactions described under this section were reviewed and approved or ratified by the audit committee of our board of directors in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are/is not permitted to enter into a related party transaction with us without the consent of our audit committee. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2020, all Section 16(a) filing requirements were satisfied on a timely basis, except (1) on June 23, 2020, Jeffrey Hank filed a late Form 4 to report one transaction that took place on June 10, 2020, and (2) on May 4, 2020, Philippe Courtot filed a late Form 4 to report one transaction that took place on March 1, 2020.

2020 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2020 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

*        *        *

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Foster City, California

April 22, 2021

APPENDIX A

QUALYS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

(As Adopted by the Board of Directors of the Company on April 19, 2021,

and approved by the stockholders of the Company on [●], 2021)

1.    Definitions.

(a)    “Administrator” means the Committee or, subject to Applicable Law, a subcommittee of the Committee or one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan.

(b)    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

(c)    “Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. jurisdiction where rights are, or will be, granted under the Plan.

(d)    “Board” means the board of directors of the Company.

(e)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder shall include such section or regulation, any regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)    “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof. If no Compensation Committee or subcommittee thereof exists, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

(g)    “Common Stock” means the common stock, $0.001 par value, of the Company, as the same may be converted, changed, reclassified or exchanged.

(h)    “Company” means Qualys, Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

(i)    “Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions or other payments that the Administrator may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan.

(j)    “Corporate Transaction” means the disposition of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation).

(k)    “Designated Company” means any Parent, Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may designate any Parent, Subsidiary or Affiliate as a Designated Company in a Non-423 Offering. For purposes of a Section 423 Offering, only the Company and any Parent or Subsidiary may be Designated Companies; provided, however, that at any given time, a Parent or Subsidiary that is a Designated Company under a Section 423 Offering shall not be a Designated Company under a Non-423 Offering.

(l)    “Eligible Employee” means any person providing services to the Company or a Designated Company in an employee-employer relationship who meets such other initial service requirement specified by the Administrator pursuant to Section 5(c)(A). For purposes of clarity, the term “Eligible Employee” shall not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Company, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company; (iv) any individual performing services for the Company or a Designated Company under a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services; (v) any individual classified by the Company or a Designated Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Company; and (vii) any leased employee within the meaning of Code Section 414(n), including such persons leased from a professional employer organization. The Administrator shall have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

(m)    “Eligible Pay” means the following amounts paid by the Company or any Parent, Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment date, even if such amounts are paid for pre-termination date services), including (i) base salary or wages (including 13th/14th month payments or similar concepts under local law, whether such payments are characterized as base salary, bonus or otherwise under local law), and (ii) any portion of such amounts voluntarily deferred or reduced by the Eligible Employee (A) under any employee benefit plan of the Company or a Parent, Subsidiary or Affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (B) under any deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred); but excluding (iii) relocation pay, severance payments, cash allowances for a stated purpose (such as a medical or car allowance), income derived from stock options, stock appreciation rights, restricted stock units or other equity-based awards, the cost of employee benefits paid for by the Company, imputed income arising under any Company group insurance or benefit program, contributions made by the Company under any employee benefit plan, and similar items of compensation. For Eligible Employees in the U.S., Eligible Pay shall include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code. The Administrator shall have discretion to determine the application of this definition to Eligible Employees outside the U.S.

(n)    “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Administrator.

(o)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor law thereto, and the regulations promulgated thereunder.

(p)    “Fair Market Value” means, as of any given date, (i) the closing sales price for the Common Stock on the Trading Day immediately prior to the applicable date as quoted on the Nasdaq

Global Select Market or, if no sale occurred on such date, the closing price reported for the first Trading Day immediately prior to such date during which a sale occurred; or (ii) if the Common Stock is not traded on an exchange but is regularly quoted on a national market or other quotation system, the closing sales price on the Trading Day immediately prior to such date as quoted on such market or system, or if no sales occurred on such date, then on the Trading Day immediately prior to such date on which sales prices are reported; or (iii) in the absence of an established market for the Common Stock of the type described in (i) or (ii) of this Section 1(q), the fair market value established by the Committee acting in good faith.

(q)    “Non-423 Offering” has the meaning ascribed to it in Section 2.

(r)    “Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise determined by the Administrator, each Offering under the Plan in which Eligible Employees of one or more Designated Companies may participate shall be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan shall separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted purchase rights in a particular Offering shall have the same rights and privileges, except as otherwise may be permitted by Code Section 423; a Non-423 Offering need not satisfy such requirements.

(s)    “Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 17.

(t)    “Parent” means a parent corporation of the Company, whether now or hereafter existing, as “parent corporation” is defined in Section 424(e) of the Code.

(u)    “Participant” means an Eligible Employee who elects to participate in the Plan.

(v)    “Plan” means this Qualys, Inc. 2021 Employee Stock Purchase Plan, as may be amended from time to time.

(w)    “Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Administrator may determine).

(x)    “Purchase Period” means a period of time within an Offering Period, as may be specified by the Administrator in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.

(y)    “Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which shall be set by the Administrator; provided, however, that the Purchase Price for a Section 423 Offering shall not be less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise determined by the Administrator prior to the commencement of an Offering Period, the Purchase Price shall be eighty-five percent (85%) of the lesser of (A) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (B) the Fair Market Value of the Shares on the Purchase Date.

(z)    “Section 423 Offering” has the meaning ascribed to it in Section 2.

(aa)    “Shares” means the shares of Common Stock.

(bb)    “Subsidiary” means a subsidiary corporation of the Company, whether now or hereafter existing, as “subsidiary corporation” is defined in Section 424(f) of the Code.

(cc)    “Tax-Related Items” means any U.S. federal, state, and/or local taxes and/or any non-U.S. taxes (including, without limitation, income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other tax or tax-related item arising in relation to the Participant’s participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to Applicable Laws or an agreement entered into under the Plan.

(dd)    “Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.

(ee)    “U.S.” means the United States of America.

2.    Purpose of the Plan. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Company and its Designated Companies to purchase Common Stock at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Administrator may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Administrator for such purpose (each, a “Non-423 Offering”).

3.    Number of Reserved Shares. Subject to adjustment pursuant to Section 16 hereof, Six Hundred Thousand (600,000) Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Shares, treasury Shares or Shares purchased in the open market. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 3 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under Non-423 Offerings. For the avoidance of doubt, Shares withheld to satisfy Tax-Related Items shall not reduce the number of Shares available for sale pursuant to the Plan and shall again be made available for sale pursuant to the Plan.

4.    Administration of the Plan.

(a)    Committee as Administrator. The Plan shall be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.

(b)    Powers of the Administrator. The Administrator shall have full power and authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates of the Company (or Parent, if applicable) will be Designated Companies participating in either a Section 423 Offering or a Non-423 Offering (within the limits of the Plan), (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 16 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan, including, without limitation, the adoption of any such rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to permit the participation in the Plan by employees who are citizens or residents in jurisdictions other than the U.S. or employed outside the U.S., as further set forth in Section 4(c) below.

(c)    Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the U.S., the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan shall govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan shall be considered part of a Non-423 Offering, and purchase rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a Corporate Transaction or a change in capitalization of the Company, (vii) the handling of payroll deductions and the methods for making Contributions by means other than payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures, and (xiv) handling of Share issuances.

(d)    Binding Authority. All determinations by the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.

(e)    Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, to one or more of the other parties comprising the “Administrator” hereunder, or to other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator shall be deemed to include any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(e).

5.    Eligible Employees.

(a)    General. Any individual who is an Eligible Employee as of the commencement of an Offering Period shall be eligible to participate in the Plan, subject to the requirements of Section 7.

(b)    Non-U.S. Employees. An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the U.S. (without regard to whether such individual also is a citizen or resident of the U.S. or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(c)    Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Shares under a Section 423 Offering (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding rights to purchase capital stock possessing five percent (5%) or more of the combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and any Parent and Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding. The Administrator, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if he or she: (A) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (B) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (C) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (D) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (E) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Offering.

6.    Offering Periods. The Plan shall be implemented by consecutive or overlapping Offering Periods, as specified by the Administrator, with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. The Offering Periods shall (a) consist of one or more Purchase Periods of a duration specified by the Administrator, and (b) be of a duration, and commence on the dates, specified by the Administrator prior to the scheduled beginning of the applicable Offering Period, provided that each Offering Period may not have a duration exceeding twenty-seven (27) months. For the avoidance of any doubt, the Administrator has authority to establish the terms that shall apply to the Offering Periods in accordance with the provisions contemplated in this Section 6 without stockholder approval. To the extent that the Administrator establishes Offering Periods with multiple Purchase Periods or overlapping Offering Periods, in each case, with a Purchase Price based (in part) on the Fair Market Value of a Share on the first Trading Day of an Offering Period, the Administrator shall have discretion to structure an Offering Period so that if the Fair Market Value of a Share on the first Trading Day of the Offering Period in which a Participant is currently enrolled is higher than the Fair Market Value of a Share on the first Trading Day of any subsequent Offering Period, the Company shall automatically enroll such Participant in the subsequent Offering Period and shall terminate his or her participation in such original Offering Period.

7.    Election to Participate and Payroll Deductions. An Eligible Employee may elect to participate in an Offering under the Plan during any Enrollment Period. Any such election shall be made by completing the online enrollment process through the Company’s designated Plan broker or, to the extent specified by the Administrator, by completing and submitting an enrollment form to the Administrator during such Enrollment Period, authorizing Contributions in whole percentages from one percent (1%) to fifteen percent (15%) of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period to which the deduction applies. A Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or, to the extent specified by the Administrator, to the Administrator, provided that no change in Contributions shall be permitted to the extent that such change would result in total Contributions exceeding fifteen percent (15%) of the Eligible Employee’s Eligible Pay, or such other maximum amount as may be determined by the Administrator with respect to a subsequent Offering Period. During a Purchase Period, a Participant may not increase or decrease his or her rate of Contributions, except as contemplated in the following sentence. A Participant may reduce the rate of his or her Contributions to zero percent (0%) at any time during the Purchase Period, provided that any such reduction shall result in the automatic withdrawal of the Participant from the Plan as provided under Section 14 hereof and the Participant shall not again be eligible to participate in the Plan until the next Enrollment Period. Once an Eligible Employee elects to participate in an Offering Period, then such Participant shall automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period at the same rate of Contributions as was in effect in the prior Offering Period unless the Participant elects to increase or decrease the rate of Contributions or withdraws or is deemed to withdraw from this Plan as described above in this Section 7. A Participant who is automatically enrolled in a subsequent Offering Period pursuant to this Section 7 is not required to file any additional documentation in order to continue participation in the Plan; provided, however, that participation in the subsequent Offering Period shall be governed by the terms and conditions of the Plan in effect at the beginning of such Offering Period, subject to the Participant’s right to withdraw from the Plan in accordance with Section 14 below. The Administrator has the authority to change the rules set forth in this Section 7 regarding participation in the Plan.

8.    Contributions. The Company shall establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period, and shall credit all Contributions made by each Participant to such account. The Company shall not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor shall any interest be paid on such Contributions, unless otherwise determined by the Administrator or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.

9.    Limitation on Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c), each Participant shall have the right to purchase as many whole Shares as may be purchased with the Contributions credited to his or her account as of the last day of the Offering Period (or such other date as the Administrator may determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participant may not purchase in excess of Five Hundred (500) Shares under the Plan per Offering Period or such other maximum number of Shares as may be established for an Offering Period by the Administrator (in each case subject to adjustment pursuant to Section 16 hereof). Any amount remaining in a Participant’s account that was not applied to the purchase of Shares on a Purchase Date because it was not sufficient to purchase a whole Share shall be carried forward for the purchase of Shares on the following Purchase Date. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall not be carried forward to any subsequent Offering Period and shall instead be refunded, without interest, as soon as practicable following the Purchase Date, except as otherwise determined by the Administrator or required by Applicable Law.

10.    Taxes. At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, or at the time of any other taxable event, the Participant shall make adequate provision for any Tax-Related Items. In their sole discretion, the Company or the Designated Company that employs the Participant may satisfy any obligation to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a number of Shares otherwise issuable in connection with the purchase of Shares under the Plan, (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company, (d) requiring the Participant to make a cash payment (by check or wire transfer) to the Company or another Designated Company equal to the amount of the Tax-Related Items, or (e) any other method determined by the Company that is permissible under Applicable Law.

11.    Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Administrator. Alternatively, the Administrator may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan shall be held in the Participant’s brokerage or Plan share account. The Company may require that Shares be retained in such brokerage or Plan share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.

12.    Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

13.    Rights Not Transferable. Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.

14.    Withdrawals. A Participant may withdraw from an Offering by submitting the appropriate form online through the Company’s designated Plan broker or, to the extent determined by the Administrator, to the Administrator. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the Purchase Date or by such other deadline as may be prescribed by the Administrator. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant shall be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participant shall not be eligible to participate in the Plan until the next Enrollment Period. Any Contributions credited to the account of any Participant who withdraws from an Offering according to the procedures and timing set forth in this Section 14 shall be refunded as soon as practicable without interest, except as otherwise determined by the Administrator or required by Applicable Law.

15.    Termination of Employment; Leave of Absence.

(a)    General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participant shall be discontinued and any Contributions then credited to the Participant’s account shall be refunded as soon as practicable, without interest, except as otherwise determined by the Administrator or required by Applicable Law.

(b)    Leave of Absence. Subject to the discretion of the Administrator, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant shall continue and any Contributions credited to the Participant’s account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant shall be discontinued and no other Contributions shall be permitted (unless otherwise determined by the Administrator (on a uniform and nondiscriminatory basis for Section 423 Offerings) or required by Applicable Law), but any Contributions then credited to the Participant’s account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, for purposes of Section 423 Offerings, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(c)    Transfer of Employment. Unless otherwise determined by the Administrator or required by Applicable Law, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company shall not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the Participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Code Section 423. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering. The Administrator may establish additional or different rules to govern transfers of employment for purposes of participation in the Plan or an Offering, consistent with the applicable requirements of Section 423 of the Code.

16. Adjustment	Provisions.

(a)    Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the shares of Common Stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan (including the numerical limits of Sections 3 and 9), the Purchase Price per Share and the number of shares of Common Stock covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section 16(a). Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

(b)    Corporate Transaction. In the event of a Corporate Transaction, each outstanding right to purchase Shares shall be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a Corporate Transaction refuses to assume or substitute for the purchase right or the successor corporation is not a publicly traded corporation, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The “New Purchase Date” shall be a Trading Day determined by the Administrator, in its discretion, which occurs before the date of the consummation of the Company’s proposed Corporate Transaction. The Administrator shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date (or such other date as may be specified by the Administrator), that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless the Participant has withdrawn from the Offering prior to such date, as provided in Section 14 hereof.

17.    Amendments and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that if stockholder approval is required pursuant to Applicable Law, then no such amendment shall be effective unless approved by the Company’s stockholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin-off or other similar corporate event. Upon termination of the Plan, all Contributions shall cease and all Contributions then credited to a Participant’s account shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded, without interest (unless required by Applicable Law), to Participants. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operation of the Plan pursuant to this Section 17.

18.    Stockholder Approval; Effective Date; Plan Term. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Law. The Plan shall become effective on the date that stockholder approval of the Plan, as contemplated in this Section 18, is obtained, and shall continue in effect until it expires on the tenth (10th) anniversary of the effective date of the Plan, unless terminated earlier in accordance with Section 17 hereof. Any Offering Periods that are outstanding upon the expiration of the Plan shall continue in effect in accordance with their terms through the final Purchase Period in the outstanding Offering Period.

19.    Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal or regulatory requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to (i) the completion of any registration or qualification of the Shares under any local, state, federal or non-U.S. securities or exchange control law or under rulings or regulations of any governmental regulatory body, or (ii) obtaining any approval or other clearance from any local, state, federal or non-U.S. governmental agency, which registration, qualification or approval the Administrator, in its absolute discretion, deems necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or non-U.S. securities commission or other governmental body, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Administrator determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account shall be promptly refunded, without interest (unless required by Applicable Law), to the Participant, without any liability to the Company or any of its Subsidiaries or Affiliates (or any Parent, if applicable).

20.    Code Section 409A; Tax Qualification.

(a)    Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a

Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.

(b)    Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

21.    No Employment Rights. Participation in the Plan shall not be construed as giving any Participant the right to be retained as an employee of the Company, a Subsidiary, or one of its Affiliates or Parent, as applicable. Furthermore, if the Company, a Subsidiary, or an Affiliate (or Parent, if applicable) dismisses a Participant from employment, no liability or claim shall arise under the Plan.

22.    Governing Law; Choice of Forum. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, this Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof. The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or U.S. federal court located in the state of Delaware over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 22 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing in the Plan shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 22. The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 22, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 22 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

23.    Waiver of Jury Trial. Each Participant waives any right such Participant may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Plan.

24.    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

25.    Expenses. Unless otherwise set forth in the Plan or determined by the Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participants, shall be borne by the Company and its Subsidiaries or Affiliates (or any Parent, if applicable).

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

Qualys reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information.

The non-GAAP measures presented in this proxy statement include non-GAAP earnings per share (“EPS”), Adjusted EBITDA, and free cash flow per share. Our calculation of these non-GAAP measures may not be comparable with similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for related GAAP measures. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our subsequent filings with the SEC for additional information about the non-GAAP measures presented herein, including a description of the use of such measures.

EARNINGS PER SHARE

(Unaudited)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2020	2019
GAAP Net income	$91,572	$69,336
Plus: Stock-based compensation	40,035	34,892
Plus: Amortization of intangible assets	6,289	6,080
Less: Tax adjustment	(20,937)	(15,821)

Non-GAAP Net income	$116,959	$94,487

Non-GAAP Net income per share:
Basic	$2.99	$2.42
Diluted	$2.87	$2.29
Weighted average shares used in non-GAAP net income per share:
Basic	39,167	39,075
Diluted	40,823	41,345

B-1

ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2020	2019
Net income	$91,572	$69,336
Depreciation and amortization of property and equipment	26,556	25,121
Amortization of intangible assets	6,289	6,080
Provision for income taxes	10,465	10,647
Stock-based compensation	40,035	34,892
Other income, net	(5,383)	(7,730)

Adjusted EBITDA	$169,534	$138,346

FREE CASH FLOW PER SHARE

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2020	2019
GAAP Cash flows provided by operating activities	$180,086	$160,607
Less: Purchases of property and equipment, net of proceeds from disposal	(29,618)	(27,573)
Less: Principal payments under capital lease obligations	(114)	(1,709)

Non-GAAP Free cash flows	$150,354	$131,325

Free cash flow per share	$3.68	$3.18
Weighted average shares used in computing free cash flow per share:
Diluted	40,823	41,345

B-2

Qualys® QUALYS, INC. 919 EAST HILLSDALE BLVD. FOSTER CITY, CA 94404 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/QLYS2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X] KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: [    ] [    ] [    ] 1. Election of Directors Nominees 01) Jeffrey P. Hank 02) Sumedh Thakar To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting firm for its fiscal year ending December 31, 2021. [    ] [    ] [    ] 3. To approve, on an advisory and non-binding basis, the compensation of Qualys, Inc.’s named executive officers as described in the Proxy Statement. [    ] [    ] [    ] 4. To approve Qualys, Inc.’s 2021 Employee Stock Purchase Plan and its material terms. [    ] [    ] [    ] NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000506378_1 R1.0.0.177 02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com QUALYS, INC. Annual Meeting of Stockholders June 9, 2021, 11:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Sumedh Thakar and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held online at 11:00 AM PDT on June 9, 2021, via live webcast at www.virtualshareholdermeeting.com/QLYS2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000506378_2 R1.0.0.177